As filed with the Securities and Exchange Commission on February 4, 2002.
                                                      Registration No. 333-81442


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CHESTATEE BANCSHARES, INC.
                           --------------------------
                 (Name of Small Business Issuer in Its Charter)
GEORGIA                                    6022                   58-2535333
------------------------------  ----------------------------    --------------
(State or Jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)    Identification
                                                                     Number)
                              6639 Highway 53 East
                           Dawsonville, Georgia 30534
                                 (706) 216-2265
                   -------------------------------------------
   (Address and Telephone Number of Registrant's Principal Executive Offices)
                              J. Philip Hester, Sr.
                      President and Chief Executive Officer
                           Chestatee Bancshares, Inc.
                              6639 Highway 53 East
                           Dawsonville, Georgia 30534
                                 (706) 216-2265
                  --------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)
                                   Copies to:
            Edward H. Brown, Esq.             Chester J. Hosch, Esq.
                         Schreeder, Wheeler & Flint, LLP
                     127 Peachtree Street, N.E., Suite 1600
                             Atlanta, Georgia 30303
                                 (404) 681-3450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                      ------------------------------------
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ...............................[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ......................................................[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ......................................................[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. .............................................[ ]
                         CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum       Proposed Maximum
  Title of Each Class of           Amount to be        Offering Price Per     Aggregate Offering         Amount of
Securities to be Registered         Registered               Unit(1)               Price(1)          Registration Fee

Common Stock, no par value            350,000                $ 10.00             3,500,000.00           $ 875.00(2)
Total                                                                                                   $ 875.00(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, exclusive of interest and dividends, if any.
(2) This registration statement amends our registration statement on Amendment No. 3 to Form SB-2, Commission File No. 333-71694 and pursuant to Rule 429 of the Securities Act of 1933, as amended, carries forward the unsold portion from the prior registration totaling 225,000 shares of the common stock. A filing fee of $1,500.00 was paid in connection with the filing of the previous registration statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     PURSUANT TO RULE 429 PROMULGATED UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS THAT CONSTITUTES PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND ALSO RELATES TO AN AGGREGATE OF 600,000 SHARES OF OUR COMMON STOCK WHICH WAS PREVIOUSLY REGISTERED FOR SALE IN A REGISTRATION STATEMENT ON FORM SB-2, REGISTRATION NO. 333-71694. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT NO. 333-71694. THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933, AS AMENDED.

Prospectus

                                  Common Stock

                         Purchase Price $10.00 Per Share

                                    CHESTATEE
                                BANCSHARES, INC.


                                 350,000 SHARES

     Chestatee Bancshares, Inc. is offering 350,000 shares of its common stock on a best efforts basis. This offering is in addition to the 600,000 shares offered in our Prospectus dated December 12, 2001. The officers and directors of Chestatee Bancshares will offer and sell the shares without the assistance of an underwriter and for no additional compensation. The offering period for the shares will end when all of the shares of the common stock are sold or 6:00 p.m., Georgia time, on March 31, 2002, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 60 days (until May 30, 2002). See The Offering - Offering Period on page 7. If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds to subscribers promptly after the expiration date.


     The common stock does not trade on any national securities exchange or on the Bulletin Board system over the counter and there is no established trading market for shares of the common stock of the Company. Management of the Company does not expect that an established trading market will develop in the common stock. Limited information as to the last reported sale price for the common stock is reproduced on page 9.

                       ---------------------------------
     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SOME OF THESE RISKS ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

     THESE SECURITIES ARE NOT DEPOSITS, ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                February 4, 2002

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider. We encourage you to read the entire prospectus carefully before investing, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements. When we refer to "the Company" in this prospectus, we generally mean Chestatee Bancshares, Inc. and not its subsidiaries. When we refer to "the Bank," we mean Chestatee State Bank. When we refer to "the other Subsidiaries," we mean Chestatee Financial Services, Inc. and Chestatee Residential Mortgage, Inc.

                  THE COMPANY, THE BANK AND OTHER SUBSIDIARIES

     The Company is a bank holding company incorporated October 13, 1999 under the laws of the State of Georgia, formed for the principal purpose of acquiring Chestatee State Bank, a state banking institution chartered under the laws of the State of Georgia on December 31, 1997. The Company also has two wholly-owned subsidiaries: Chestatee Financial Services and Chestatee Residential Mortgage. The Company, the Bank and the other Subsidiaries have their principal places of business at 6639 Highway 53 East, Dawsonville, Dawson County, Georgia and its telephone number is (706) 216-2265.

     The Bank has three full-service branches: two in Dawson County, Georgia, and a third in Pickens County, Georgia. The other Subsidiaries principally serve the residents of Dawson County. Dawson County's approximately 16,000 residents power a diverse local economy, including retail, manufacturing, service and farming sector economies. Dawsonville, the county seat for Dawson County, is located approximately 55 miles north of Atlanta and is ideally-suited to serving residents of the adjacent counties of Cherokee, Forsyth, Gilmer, Hall, Lumpkin and Pickens as well.

                                  THE OFFERING


Common Stock Offered             350,000 shares.

Common Stock Outstanding         2,850,000 shares
After the Offering               In each case, this excludes 15,000 shares
                                 granted to each director under the 2000
                                 Non-Employee Stock Option Plan at an average price of $8.00 per share and exercisable within 10 years of the grant, 42,000 shares granted to key employees under the 2000 Employee Stock
                                 Option Plan at an average price of $8.00 per share and exercisable within 10 years of the grant, and 20,000 shares granted to key employees outside any plan at an average price of $4.89 per share and exercisable within 10 years of the grant.

Use of Proceeds                  We will use approximately $3,365,000 of the net
                                 proceeds to make capital contributions to the Bank. Once contributed, the proceeds will be used for acquisition, growth and expansion.
                                 The remaining net proceeds will be used for general corporate purposes of the Company and the Bank. This is in addition to the proceeds from the 600,000 shares offered in our Prospectus dated December 12, 2001.


Risk Factors                     We urge you to read carefully the "Risk
                                 Factors" section of this prospectus, beginning on page 4., and the rest of this prospectus before you make your investment decision.

                             SUMMARY FINANCIAL DATA

     The income statement, balance sheet and per share data contained in the following summary financial data as of and for the four years ended December 31, 2000, are derived from our financial statements which have been audited on an annual basis by Mauldin & Jenkins, LLC.


                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES A NUMBER OF RISKS. YOU SHOULD CAREFULLY REVIEW THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER THIS INVESTMENT IS SUITABLE FOR YOU.

Future changes in interest rates may reduce our profits.

     Our ability to make a profit largely depends on our net interest income, which could be affected negatively by changes in interest rates. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and investment securities; and the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow. If interest rates were to increase for a sustained period of time, the higher rates could reduce our net earnings because the amount of our interest-bearing liabilities repricing or maturing within one to three years exceed our interest-earning assets with similar characteristics. If market interest rates increase, we would be very limited in our ability to restructure our fixed rate loan portfolio to offset the increase in market rates of interest we pay on our certificates of deposit. Additionally, if market interest rates increase, we would be limited in our ability to reprice our variable rate loans because the terms of the loan agreements contain limitations on the maximum rates allowed and the timing and frequency of rate adjustments. Further, we have a high concentration of short-term deposits such as passbook savings accounts. This concentration could create further difficulty as market rates increase and we are forced to increase the rates paid on these accounts to compete effectively.

Our allowance for loan losses may not be adequate to cover actual losses.

     Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowances for loan losses. We believe that our allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that we will not further increase the allowance for loan losses or that the regulators will not require us to increase this allowance. Either of these occurrences could adversely affect our earnings.

Declines in real estate value could adversely affect our performance.

     Approximately 62% of our loans are secured by real estate. The properties securing these loans are primarily located in north Georgia. Real estate values are typically affected by general economic and other conditions in the area where the real estate is located, fluctuations in interest rates and changes in tax and other laws. Any decline in real estate values could significantly reduce the value of the real estate collateral securing our real estate loans and could increase the likelihood of losses from defaults under our real estate loans. This, in turn, would adversely affect our results of operations and our financial position.

An economic downturn, especially one affecting Dawson County and surrounding counties, could adversely affect our performance.

     The Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area encompassing Dawson County and, to a lesser extent, the counties of Cherokee, Forsyth, Gilmer, Hall, Lumpkin and Pickens. If the economic conditions of our service areas decline, then our financial position and results of operations will be materially adversely affected.

Changes in general economic conditions and monetary policies that affect financial institutions generally will directly impact our financial condition.

     General economic conditions beyond our control may have a significant impact on our financial condition and results of operations, including:

         the strength of credit demand by customers;

         fiscal and debt management policies of the federal government;

         the monetary policy of the Federal Reserve Board;

         the introduction and growth of the investment instruments by non-bank financial competitors; and

         changes in rules and regulations governing the payment of interest on deposit accounts.

The amount of common stock held by our executive officers and directors gives them influence over the election of our Board of Directors and other matters that require shareholder approval.

     A total of 928,548 shares of our common stock, or 40.82% of the common stock outstanding at December 31, 2001 is beneficially owned by our directors and executive officers. Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring shareholder approval, including the adoption of proposals made by shareholders.

Future laws or regulations could hurt our profitability.

     We operate in a highly regulated industry. The Company is regulated by the Federal Reserve Board, and our Bank is regulated by the Federal Deposit Insurance Corporation (or FDIC) and the Georgia Department of Banking and Finance. Federal and state banking laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the regulation of general business operations and financial conditions of our Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves maintained against deposits, restrictions on dividends, establishment of branch offices and the maximum rate of interest that may be charged by law. These and other restrictions limit the manner in which we can conduct our business and obtain financing, and could reduce our profitability.

We may not be able to raise additional capital.

     Our plans for growth or our inability to maintain required capital levels through the ordinary course of operations may cause us to seek to raise additional capital. Should we need additional capital in the future, we may not be able to raise additional funds through the issuance of additional securities. Even if we are able to obtain additional capital through the issuance of additional securities, we may not be able to issue the securities at prices or on terms favorable to us. Our failure to raise additional capital on acceptable terms in a timely manner could have an adverse effect on our business and our financial position. Further, our failure to raise additional capital to satisfy regulator-required capital levels could result in additional restrictions being applied to our business. At September 30, 2001, the Bank met the minimum required total capital ratio. However, failure to meet this ratio in the future could have an adverse effect on our business and financial position. Moreover, our failure to meet any other required capital ratios in the future could result in increased scrutiny from applicable regulatory authorities or reduction of permissible activities. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Our competition may increase due to the newly-adopted Gramm-Leach-Bliley Act.

     The Gramm-Leach-Bliley Act, signed into law on November 12, 1999, repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. The legislative intent of the Gramm-Leach-Bliley Act is to increase competition among the various financial service industries. This act will provide financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result of this new legislation, the number and type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

If we do not compete successfully against other financial institutions in our market area, our profitability will be hurt.

     We operate in a competitive environment. In the market areas in which we compete, other savings banks, commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we currently do not provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our business. Due to this competition and regulation, we may have to pay higher rates of interest to attract deposits and offer lower rates on loans to attract borrowers. Our profitability depends on our ability to compete successfully in our market area.

We cannot predict how changes in technology will affect our business.

     The financial services market, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, automation, Internet-based banking, telebanking, debit cards and so called "smart-cards." Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we likely will have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

Because many of our loans are short-term and need to be constantly replaced, our total assets may decline.

     At December 31, 2000, about 78% of our loans were due to mature three years or less. In addition, due to prepayments, the average life of the loans typically is less than their average contractual maturities. Our asset growth depends upon our ability to continue to originate and purchase an increasing amount of loans.

Our continued success depends, in large part, on the continued service of key employees.

     Our success is dependent, in large part, on the continued service of key employees, including our President and Chief Executive Officer, Philip Hester, and our Chief Financial Officer, Rob Coile. While Mr. Hester is a party to an employment agreement with us, Mr. Coile has not entered into an employment agreement and neither Mr. Hester nor Mr. Coile are barred from competing with the Company, the Bank or the other Subsidiaries if they are no longer employed by us. The loss of any of these officers, or one or more of our other key personnel, could have a material adverse effect on our business. In the event of the loss of any of these employees, there can be no assurance that we would be able to find acceptable replacements in a timely manner.

The offering price was arbitrarily determined and therefore may not be indicative of resale value.

     The Company's common stock does not trade on any national securities exchange or over the counter. The Company did not obtain a fairness opinion or other appraisal as to the value of its shares. Therefore, the Company does not know the fair market value of its common stock. However, the Company's common stock does trade infrequently through direct offers and sales and the Company is occasionally privy to the sale price of these direct sales. Based upon this limited information, management believes that an offering price of $10 per share, while arbitrary, is a reasonable price. Management still receives infrequent unsolicited offers to purchase shares of its stock at that price. The only sale at less than this price was a recent privately-negotiated sale at $8 per share of a large block of stock by a single shareholder to a group of investors. Other sales during this period were made at $10 per share. There can be no assurance that this price is the fair market value or that the fair market value will remain at this level after you purchase the shares. Consequently, once you purchase the shares offered, you may not be able to resell the common stock for the offering price.

No active trading market for the common stock may ever develop.

     There is no public market for our common stock since it does not trade on any national securities exchange or over the counter. We can give no assurance that an active trading market will ever develop for the common stock. If an active trading market does not develop, you may not be able to sell your common stock when desired at a price that would be acceptable to you.


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the statements made in this prospectus, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements. These forward-looking statements are based on management's beliefs, current expectations, estimates and projections about the financial services industry, the economy and about the Company and the Bank in general. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from historical results or from any results expressed or implied by the forward-looking statements. Factors that may cause our actual results to vary include those listed in the section captioned "Risk Factors" as well as elsewhere in this prospectus. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on any forward-looking statement.

                                  THE OFFERING


Best Efforts Offering

     We are offering 350,000 shares of our common stock for a price of $10.00 per share, for a total price of $3,500,000 on a best efforts basis. There is no minimum purchase for any investor in common stock, but the Company reserves the right to reject, in our sole discretion, any subscription. This is in addition to the 600,000 shares offered in our Prospectus dated December 12, 2001.

Offering Period

     The offering period for the shares will end when all of the shares of the common stock are sold or 6:00 p.m., Georgia time, on March 31, 2002, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 60 days (until May 30, 2002). We will notify subscribers promptly of any extensions. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."


How to Suscribe

     To subscribe, complete the attached subscription agreement and return it to Chestatee Bancshares. The subscription agreement must be accompanied by a check in the amount of $10.00 multiplied by the number of shares subscribed. All checks should be payable to "SunTrust Bank, N.A., Escrow Agent for Chestatee Bancshares, Inc." ALL SUBSCRIPTIONS WILL BE IRREVOCABLE UNTIL THE CLOSE OF THE OFFERING.

Company Discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. If the offering is over-subscribed, we reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we also will return the unaccepted portion of the subscription funds, without interest.

Escrow

     We will deposit promptly all subscription proceeds in an escrow account with our escrow agent, SunTrust Bank, N.A. in Atlanta, Georgia. The escrow agent will invest the subscription proceeds in short-term United States Government securities or interest-bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in Chestatee Bancshares, and has not approved, endorsed, or passed upon the merits of the common stock.

Release from Escrow


         The escrow agent will release the subscription proceeds, along with any earnings from short-term investments or interest, to us when we have received subscriptions and subscription proceeds for a total of at least 350,000 shares of common stock. If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds to subscribers promptly after the expiration date. These subscribers will not receive any earnings from short-term investments or interest from the account. The Company will retain any earnings and interest on the subscription funds even if the conditions of the offering are not met and the offering is terminated.


     If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds to subscribers promptly after the expiration date. These subscribers will not receive any earnings from short-term investments or interest from the account. The Company will retain any earnings and interest on the subscription funds even if the conditions of the offering are not met and the offering is terminated.

Plan of Distribution

     Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. We have no present arrangement with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect sales of common stock through brokers or dealers will comprise a major part of this offering.

Use of Proceeds


         The Company will pay all offering expenses from the proceeds of our sale of common stock. We estimate that, as a result, we will receive net proceeds of approximately $3,465,000 if the offering is completed, after deducting estimated offering expenses of $35,000.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         As the Bank continues to grow, additional capital is needed to maintain its present equity-related ratios required for regulatory purposes. A portion of the proceeds retained by the Company for general corporate purposes may be used to provide working capital for day-to-day operations of the Company since it has no operations of its own and depends upon distributions by the Bank and its other Subsidiaries to satisfy cash flow. The Company will use the proceeds for the following uses in the order of priority listed:


                                                        In Dollars      As a Percentage
Use of Proceeds                                        (approximate)    of Net Proceeds
---------------                                        -------------    ---------------
Working capital for
         growth and expansion

         of the business of the Bank                   $ 2,465,000           71.14%
Investment in short-term securities by the Bank        $ 1,000,000           28.86%
                                                       -----------          -------
                                                       $3,465,000           100.00%


Once the minimum offering is achieved, the next $5,465,000, or $7,200,000 total (76.60%), will be used by the Bank for funding acquisition, growth and expansion and the next $1,000,000 thereafter, or $2,000,000 total (21.28%), will be held by the Bank for investment in short-term securities or other similar investments that minimize risk.


          MARKET FOR OUR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

     There is no established trading market for our common stock which has been traded inactively in private transactions. Therefore, no substantial reliable information is available as to trades of the common stock or as to the prices at which common stock has traded. At the present time, we have no market maker for our common stock.

     In the year ended December 31, 2000, we effected a two-for-one share split of our common stock in the form of a common stock dividend to shareholders of record as of the close of business on October 31, 2000. As a result of the stock split, the number of shares of common stock issued and outstanding increased from 950,000 to 1,900,000 and the market value per share of the common stock, based upon the limited trading information available to management, dropped from $16.00 per share to approximately $8.00 per share.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     We are not generally made aware of the number of shares of the Company's common stock traded or the prices at which such shares have traded. Management has reviewed the limited information available as to the ranges at which our common stock has been sold. The following table sets forth the estimated price range for sales of common stock for each quarter of the last three fiscal years and the first three quarters of fiscal 2001, after adjustment to reflect the two-for-one share split of our common stock in the form of a common stock dividend to shareholders of record as of the close of business on October 31, 2000.

           YEAR               NUMBER OF SHARES TRADED        HIGH SELLING PRICE            LOW SELLING PRICE
           ----               -----------------------        ------------------            -----------------
1998
     First Quarter                      N/A                         N/A                           N/A
     Second Quarter                     N/A                         N/A                           N/A
     Third Quarter                     1,100                       $6.00                         $5.00
     Fourth Quarter                    2,000                       $8.00                         $7.00

1999
     First Quarter                     5,000                       $8.00                         $8.00
     Second Quarter                    2,000                       $8.00                         $8.00
     Third Quarter                     2,600                       $8.00                         $8.00
     Fourth Quarter                    4,000                       $8.00                         $8.00

2000
     First Quarter                     1,000                       $8.00                         $8.00
     Second Quarter                    1,750                       $8.00                         $8.00
     Third Quarter                     5,350                       $9.00                         $8.00
     Fourth Quarter                    1,400                      $10.00                         $9.00

2001
     First Quarter                      N/A                         N/A                           N/A
     Second Quarter                    2,000                      $10.00                        $10.00
     Third Quarter                    11,070                      $10.00                         $8.00
     Fourth Quarter                  375,000                      $10.00                        $10.00

According to information available to management of the Company, the above Table includes trades between family members with respect to 10,000 shares during the years ended December 31, 2000 and 1999. There were no shares traded between family members during the year ended December 31, 1998. The data regarding the common stock is provided for information purposes only and should not be viewed as indicative of the actual or market value of the common stock.

     At December 31, 2001 the Company had 2,200,000 shares of its common stock outstanding held by approximately 740 shareholders of record. The Company, allowed to declare and pay dividends in authorized but unissued shares of its stock provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Company continues to maintain required levels of paid-in capital and appropriated retained earnings, has not declared or paid a stock dividend to its shareholders in 2001 through December 31, 2001.

Dividends

     The Company is subject to limits on payment of dividends by the rules, regulations and policies of federal banking authorities. See "Supervision and Regulation- Dividends." The primary source of funds available for the payment of cash dividends by the Company are dividends from the Bank. There are various statutory and regulatory limitations on the payment of dividends by the Company to its shareholders. No assurance can be given that we will declare any dividends in the future, or if declared, what amounts would be declared or whether such dividends would continue. We have not paid any cash dividends to our shareholders to date.

     The Bank is also subject to restrictions on the payment of dividends under Georgia law and the regulations of the Georgia Department of Banking and Finance. The Bank has paid a dividend to the Company of $145,000 effective February 2001, which was used by the Company to pay operating expenses.

Capitalization


     The following table sets forth our consolidated capitalization as of September 30, 2001, both historical and as adjusted to give effect to the sale of the common stock offered, including the application of the net proceeds as proposed. We urge you to read the following data together with the financial statements and related notes included elsewhere in this prospectus.


                                                                September 30, 2001
                                                                ------------------
                                                               (amounts in thousands)


                                                                            As
                                                                  Actual  Adjusted

Cash and cash equivalents....................................... $ 3,830   $13,230
                                                                 =======   =======
Short-term debt
Current portion of long-term debt...............................       0         0
                                                                 -------   -------

Long-term debt:

Long-term debt .................................................       0         0
                                                                 -------   -------
Shareholder loans ..............................................       0         0
                                                                 -------   -------
Other debt .....................................................       0         0
                                                                 -------   -------

         Total long-term debt                                          0         0
                                                                 -------   -------
Shareholders' equity:
Common stock and paid-in capital
         no par value, 20,000,000 shares authorized
         2,850,000 shares issued and outstanding ...............   9,482    18,882
                                                                 -------   -------
Retained earnings ..............................................     134       134
                                                                 -------   -------
Accumulated other comprehensive income .........................       5         5
                                                                 -------   -------

         Total shareholders; equity ............................   9,621    19,021
                                                                 -------   -------

         Total capitalization ..................................   9,621    19,021
                                                                 -------   -------


The Company's common stock has no par value. Capitalization was adjusted at the reorganization of the Company and the Bank to reflect the $5.00 per share par value of the Bank at the time. The outstanding shares are also adjusted to reflect the two-for-one split of the Company's common stock effective October 31, 2000.

        SELECTED CONSOLIDATED FINANCIAL DATA AND STATISTICAL INFORMATION

     The income statement, balance sheet and per share data contained in the following selected financial information as of and for each of the years ended December 31, 2000, 1999 and 1998 are derived from our financial statements which have been audited on an annual basis by Mauldin & Jenkins, LLC. The income statement, balance sheet and per share data contained in the following selected financial information as of and for each of the interim periods ended September 30, 2001 and 2000 is derived from our unaudited interim financial statements prepared by management of the Company. The selected statistical data following this selected financial information is derived from the financial statements referenced above. The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of our assets, liabilities and stockholders' equity; the interest rates we experience; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Consolidated Statement of Operations Data

                                              As of and for Nine Months                  As of and For Years
                                                 Ended September 30,                     Ended December 31,
                                            ---------------------------          -------------------------------
                                                 2001       2000                    2000       1999       1998
                                                 ----       ----                    ----       ----       ----
Interest Income............................. $   6,297  $   4,318                $  6,180   $  3,426    $   961
Interest Expense............................     3,255      1,908                   2,824      1,330        323
Net interest income.........................     3,042      2,410                   3,356      2,096        638
Provision for loan losses...................       307        199                     347        245        152
Non-interest expense........................     3,077      1,966                   2,881      1,889      1,359
Net Income (loss)...........................        30        494                     550        297      (743)

PER SHARE DATA (1)

Net income (loss) - basic...................      0.02       0.26                    0.29       0.16     (0.39)
Net income (loss) - diluted.................      0.02       0.26                    0.29       0.16     (0.39)
Cash dividends..............................        --         --                      --         --         --
Shareholder's equity (book value)
at period end...............................     9,621      9,529                   9,585      9,027      8,739



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                                       12

Consolidated Balance Sheet Data

                                              As of and for Nine Months                 As of and For Years
                                                 Ended September 30,                     Ended December 31,
                                            ---------------------------          ----------------------------------
                                                 2001       2000                    2000       1999       1998
                                                 ----       ----                    ----       ----       ----
Loans....................................... $  102,844 $   59,414               $  67,066  $  39,642   $   15,697
Allowance for Loan Losses...................      1,024        588                     737        397          152
Deposits....................................    103,300     64,898                  72,178     41,816       23,054
Average equity..............................      9,631      9,261                   9,362      8,833        5,730
Average Assets..............................     97,773     63,853                  67,060     42,995       12,854
Total Assets................................    113,301     74,808                  82,430     51,031       31,961
Weighted average shares outstanding-
basic (1)...................................  1,900,000  1,900,000               1,900,000  1,900,000    1,900,000
Weighted average shares outstanding-
diluted (1).................................  1,907,775  1,903,214               1,906,667  1,900,000    1,900,000

(1) As adjusted for the two-for-one split of Company shares effective October 31, 2000.

                                             As of and for Nine Months                   As of and For Years
                                                 Ended September 30,                      Ended December 31,
                                            ---------------------------          ----------------------------------
                                                 2001       2000                    2000       1999       1998
                                                 ----       ----                    ----       ----       ----
Return of average assets....................       .04%      1.03%                    .82%       .69%      (3.67)%
Return on average equity....................       .41%      7.11%                   5.87%      3.37%      (7.83)%
Net interest margin.........................      4.46%      5.55%                   5.45%      5.43%        4.97%
Efficiency ratio............................     89.74%     72.60%                  76.05%     77.67%      177.08%
   Allowance for loan losses to period
end total loans.............................      1.00%       .99%                   1.10%      1.00%         .97%
Dividend payout ratio.......................        --%        --%                     --%        --%          --%
Average equity to average assets............      9.85%     14.50%                  13.96%     20.54%       44.58%
Total Capital...............................     10.58%     16.38%                  15.05%     22.72%       41.83%
Tier 1 Capital..............................      9.56%     15.43%                  13.97%     21.76%       41.11%
Leverage ratio..............................      8.75%     13.41%                  11.97%     17.94%       27.21%



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                                       13

Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differentials

Average Balances

The condensed average balance sheet for the period indicated is presented below. For each category, average balances were determined using the daily average balances during the period.

                                             Nine Months Ended                       Years Ended
                                               September 30,                         December 31,
                                                   2001                    2000                    1999
                                                   ----                    ----                    ----
                                                                  (Dollars in Thousands)
Assets

     Cash and due from bank                   $   2,434              $    2,185              $   1,383
     Interest-bearing deposits in banks             356                      --                     --
     Taxable securities                           2,587                   3,767                  4,728
     Securities valuation account                     1                     (7)                    (6)
     Federal funds sold                           3,998                   3,964                  3,138
     Loans (1)                                   84,050                  53,874                 30,764
     Allowance for loan losses                    (859)                   (526)                  (294)
     Other assets                                 5,206                   3,803                  3,282
                                                 ------                  ------                 ------
                                                $97,773              $   67,060              $  42,995
                                                 ======                  ======                 ======

     Total interest-earning assets            $  90,991              $   61,605              $  38,630
                                                 ======                  ======                 ======

Liabilities And Stockholders' Equity

     Deposits:
          Noninterest-bearing demand          $   8,840              $    6,214              $   1,422
          Interest-bearing demand                24,816                  19,654                 20,572
          Savings                                 1,610                     828                    420
          Time                                   52,247                  30,605                 11,473
                                                 ------                  ------                 ------
                   Total deposits                87,513                  57,301                 33,887

          Federal funds purchased                  --                        --                     91
          Note payable                               12                      26                     --
          Other liabilities                         617                     371                    184
                                                 ------                  ------                 ------
                   Total liabilities             88,142                  57,698                 34,162
          Stockholders' equity                    9,631                   9,362                  8,833
                                                 ------                  ------                 ------
                                              $  97,773              $   67,060              $  42,995
                                                 ======                  ======                 ======

          Total interest-bearing liabilities  $  78,685              $   51,113              $  32,556
                                                 ======                  ======                 ======

(1) Nonaccrual loans included in average balances for 1999 and for the nine months ended September 30, 2001 were $53,000 and $235,000, respectively. There were no nonaccrual loans included in average balances for 2000.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                          Nine Months Ended September 30,             Years Ended December 31,
                                                     2001                         2000                  1999
                                                     ----                         ----                  ----
                                                           Average                    Average               Average
                                               Interest     Rate           Interest    Rate      Interest     Rate
                                               --------     ----           --------    ----      --------     ----
                                             (Dollars in Thousands)                 (Dollars in Thousands)

     INTEREST INCOME:
          Interest and fees on loans (1)       $  6,027     9.56%         $  5,702    10.58%     $  3,014     9.80%
          Interest on taxable securities            117     6.01               216     5.73           248     5.25
          Interest on interest-bearing
            deposits in banks                        13     5.01                 -       -              -        -
          Interest on federal funds sold            140     4.67               262     6.62           164     5.23
                                                  -----                      -----                  -----
          Total interest income                   6,297     9.23             6,180    10.03         3,426     8.87
                                                  -----                      -----                  -----

     INTEREST EXPENSE:
          Interest on interest-bearing
            demand deposits                         764     4.11               824     4.20           671     3.26
          Interest on savings deposits               36     2.99                25     2.97            13     2.97
          Interest on time deposits               2,454     6.26             1,973     6.45           641     5.59
          Interest on federal funds purchased        --      --                 --      --              5     5.46
          Interest on note payable                    1     8.09                 2     9.00            --      --
                                                  -----                      -----                  -----
          Total interest expense                  3,255     5.52             2,824     5.53         1,330     4.08
                                                  -----                      -----                  -----

     NET INTEREST INCOME                       $  3,042                   $  3,356               $  2,096
                                                  =====                      =====                  =====

          Net interest spread                               3.71%                      4.50%                  4.78%
                                                            ====                       ====                   ====
          Net yield on average
                   interest-earning assets                  4.46%                      5.45%                  5.43%
                                                            ====                       ====                   ====

(1) Interest and fees on loans includes $452,000, $281,000 and $641,000 of loan fee income for the years ended December 31, 2000 and 1999 and for the nine months ended September 30, 2001, respectively. There was no interest income recognized on nonaccrual loans during 2001, 2000 or 1999.

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                                       15

Rate/Volume Variance Analysis on Taxable Equivalent Basis

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

     o    change in volume (change in volume multiplied by old rate);
     o    change in rate (change in rate multiplied by old volume); and
     o    a combination of change in rate and change in volume.

The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                                            Year Ended December 31,
                                                                                2000 vs. 1999
                                                                               Changes Due To:

                                                                   Rate               Volume              Net
                                                                   ----               ------              ---
                                                                              (Dollars in Thousands)
Increase (decrease) in:
             Income from interest-earning assets:
             Interest and fees on loans                           $ 260               $2,428           $2,688
             Interest on taxable securities                          21                 (53)             (32)
             Interest on federal funds sold                          49                   49               98
                                                                  -----                -----            -----
             Total interest income                                  330                2,424            2,754
                                                                  -----                -----            -----

             Expense from interest-bearing liabilities:
             Interest on interest-bearing
                      demand deposits                               184                 (31)              153
             Interest on savings deposits                             -                   12               12
             Interest on time deposits                              112                1,220            1,332
             Interest on note payable                                 -                    2               2
             Interest on federal funds purchased                      -                  (5)              (5)
                                                                  -----                -----            -----
                      Total interest expense                        296                1,198            1,494
                                                                  -----                -----            -----

                      Net interest income                         $  34               $1,226           $1,260
                                                                   ====                =====            =====

Types of Investments in Portfolio

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                       December 31,
                                                         2000 1999
                                                  (Dollars in Thousands)

         U.S. Government agencies                $3,543             $3,396
         Equity securities                           96                 96
                                                 ------             ------
                                                 $3,639             $3,492
                                                  =====              =====

Maturities

The amounts of debt securities in each category as of December 31, 2000 are shown in the following table according to these contractual maturity classifications:

     o    one year or less,
     o    after one through five years,
     o    after five through ten years and o after ten years.

                                                                           After one                After five
                                              One year or less        through five years          through ten years
                                             Amount    Yield (1)       Amount    Yield (1)        Amount    Yield (1)
                                             ------    ------          ------    ------           ------    ------

U.S. Government agencies                     $2,394        5.79%       $1,149        6.53%        $-----       -----%
                                              =====                     =====                      =====

                                                                       After ten years                 Total
                                                                       Amount    Yield (1)        Amount    Yield (1)
                                                                       ------    ---------        ------    ---------

U.S. Government agencies                                               $-----       -----%        $3,543        6.03%
                                                                        =====                      =====

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.


Types Of Loans in Portfolio

         The amounts of loans by major category outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                             December 31,
                                                        2000            1999
                                                        ----            ----
                                                        (Dollars in Thousands)
Commercial                                            $ 16,896         $  5,104
Real estate-construction                                 7,707            4,900
Real estate-mortgage                                    33,451           23,713
Consumer installment and other                           9,012            5,925
                                                      --------         --------
                                                        67,066           39,642
Less allowance for loan losses                            (737)            (397)
                                                      --------         --------
         Net loans                                    $ 66,329         $ 39,245
                                                      ========         ========

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                                       17

Maturities and Sensitivities of Loans to Changes in Interest Rates

         Total loans as of December 31, 2000 are shown in the following table according to these contractual maturity classifications:

     o    one year or less,
     o    after one through five years, and
     o    after five years.

                                                                 (Dollars in Thousands)
Commercial
     One year or less                                                    $ 8,237
     After one through five years                                          6,408
     After five years                                                      2,251
                                                                         -------
                                                                          16,896
                                                                         -------

Construction
     One year or less                                                      7,707
     After one through five years                                           --
     After five years                                                       --
                                                                         -------
                                                                           7,707
                                                                         -------

Other
     One year or less                                                     24,367
     After one through five years                                         14,728
     After five years                                                      3,368
                                                                         -------
                                                                          42,463
                                                                         -------
                                                                         $67,066
                                                                         =======

The following table summarizes loans at December 31, 2000 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                                                 (Dollars in Thousands)
Predetermined interest rates                                             $18,463
Floating or adjustable interest rates                                      8,292
                                                                         -------
                                                                         $26,755

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                                       18

Risk Elements

         Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2000 and 1999 is as follows:

                                                                   December 31,
                                                                  2000      1999
                                                                  ----      ----
                                                              (Dollars in Thousands)

Nonaccrual loans                                                  $  0      $  0
Loans contractually past due ninety days
         or more as to interest or principal
         payments and still accruing                                 1         3
Restructured loans                                                   0         0
Potential problem loans                                            696         0
Interest income that would have been recorded
         on nonaccrual and restructured loans under
         original terms                                              0         5
Interest income that was recorded on nonaccrual
         and restructured loans                                      0         0

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Summary of Loan Loss Experience

The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.


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                                       19

                                                                December 31,
                                                                   2000 1999
                                                            (Dollars in Thousands)

         Average amount of loans outstanding                  $53,874    $30,764
                                                              =======    =======

         Balance of allowance for loan losses
                  at beginning of year                        $   397    $   152
                                                              -------    -------

         Loans charged off
         Commercial and financial                                  --         --
         Real estate - mortgage                                     7         --
         Installment                                               --         --
                                                              -------    -------
                                                                    7       --
                                                              -------    -------
         Loans recovered
         Commercial and financial                                  --         --
         Real estate - mortgage                                    --         --
         Installment                                               --         --
                                                              -------    -------
                                                                   --         --
                                                              -------    -------

Net charge-offs                                                     7         --
                                                              -------    -------

         Additions to allowance charged to operating
         expense during year                                      347        245
                                                              -------    -------

         Balance of allowance for loan losses
         at end of year                                       $   737    $   397
                                                              =======    =======

         Ratio of net loans charged off during the year
         to average loans outstanding                             .01%       --%
                                                              =======    =======

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a loan classification program. Under this program, as each loan is made, we assign a loan grade. Each loan grade is assigned an allowance percentage determined based on our experience specifically and the historical experience of the banking industry generally. Loan classifications are then subject to periodic review by the responsible lending officers and by senior management based upon their judgment, our loan loss experience, current economic conditions that may affect the borrower's ability to pay, lender requirements, the underlying collateral value of the loans and other appropriate information. Management relies predominantly on this ongoing review of the loan portfolio to assess the risk characteristics of the portfolio in the aggregate and to determine adjustments, if any, to our loan loss allowance. Based upon this ongoing review, we may identify loans that could be impaired. A loan is considered impaired when it is probable that we will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. When we identify a loan as impaired, the allowance for loan losses is increased if we determine that the amount of impairment is in excess of the allowance amount determined under our loan classification program. We maintain a loan loss reserve of no less than 1.0% of outstanding loans at all times.

As of December 31, 2000, 1999 and September 30, 2001, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                   September 30, 2001             December 31, 2000             December 31, 1999
                                  Percent of loans in           Percent of loans in            Percent of loans in
                                      each category                 each category                 each category
                                  Amount to total loans         Amount to total loans         Amount to total loans
                                  ---------------------         ---------------------         ---------------------
                                 (Dollars in Thousands)        (Dollars in Thousands)       (Dollars in Thousands)

Commercial                           $309     27%                  $221      25%                 $120      13%
Real estate - construction            103     18                     74      12                    40      12
Real estate - mortgage                514     43                    368      50                   197      60
Consumer installment
         loans and other              103     12                     74      13                    40      15
                                   ------    ---                   ----     ---                  ----     ---
                                   $1,029    100%                  $737     100%                 $397     100%
                                    =====    ===                    ===     ===                   ===     ===

The provision for loan losses, which is charged to operating results, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of losses based on an evaluation of the risk in the loan portfolio. Management believes that the $1,029,000 in the allowance for loan losses at September 30, 2001, or 1.0% of total net outstanding loans, and the $737,000 in the allowance for loan losses at December 31, 2000, or 1.10% of total net outstanding loans, are adequate at their respective dates to absorb known risks in the portfolio based upon the Bank's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Bank's loan portfolios.

Deposits

     Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. Average balances were determined using the daily average balances during the year.

                                     Nine Months Ended September 30,            Years Ended December 31,
                                                  2001                       2000                    1999
                                            Amount    Percent          Amount     Percent     Amount      Percent
                                            ------    -------          ------     -------     ------      -------
                                                              (Dollars in Thousands)

Noninterest-bearing demand deposits      $  8,840        --  %       $  6,214      --  %    $   1,422      --  %
Interest-bearing demand deposits           24,816        4.11          19,654      4.20        20,572      3.26
Savings deposits                            1,610        2.99             828      2.97           420      2.97
Time deposits                              52,247        6.26          30,605      6.45        11,473      5.59
                                           ------                      ------                  ------
                                          $87,513                     $57,301                 $33,887
                                           ======                      ======                  ======

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                                 (Dollars in Thousands)

Three months or less                                                     $ 5,309
Over three months through six months                                       3,762
Over six through twelve months                                             4,519
Over twelve months                                                         4,767
                                                                         -------
         Total                                                           $18,357
                                                                         =======

Return on Assets and Stockholders' Equity

         The following rate of return information for the year indicated is presented below.

                                             Years Ended December 31,
                                              2000              1999
                                              ----              ----

   Return on assets (1)                       .82%              .69%
   Return on equity (2)                       5.87              3.37
   Dividend payout ratio (3)                    -                 -
   Equity to assets ratio (4)                 13.96             20.54

   (1)  Net income divided by average total assets.
   (2)  Net income divided by average equity.
   (3) Dividends declared per share of common stock divided by net income per share.
   (4)  Average equity divided by average total assets.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our financial condition and the financial condition of the Bank at December 31, 2000 and 1999 and the results of operations for the years then ended as well as a discussion of our financial condition and the financial condition of the Bank at September 30, 2001 and 2000 and the results of operations for the interim periods then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that is not otherwise apparent from our audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

     We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Overview

     The year 2000 was highlighted by significant loan and deposit growth. We completely recouped accumulated deficits incurred through 1999, and reported net income of $550,000. Our primary market area of Dawson County, Georgia continues to grow, and we are strategically positioned to take advantage of the growth. We are expanding geographically by adding a new branch in downtown Dawsonville in 2000, and adding a new branch in neighboring Pickens County to open in mid-2001. The area's growth should provide a base for continued profitability.

FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

         The following is a summary of our balance sheets for the periods indicated:

                                                              December 31,
                                                         2000              1999
                                                         ----              ----
                                                        (Dollars in Thousands)
Cash and due from banks                                $ 5,032           $ 2,264
Federal funds sold                                       2,730             2,420
Securities                                               3,639             3,492
Loans, net                                              66,329            39,245
Premises and equipment                                   3,632             2,970
Other assets                                             1,068               640
                                                       -------           -------

                                                       $82,430           $51,031
                                                       =======           =======

Total deposits                                         $72,178           $41,816
Other borrowings                                            50              --
Other liabilities                                          617               188
Stockholders' equity                                     9,585             9,027
                                                       -------           -------

                                                       $82,430           $51,031
                                                       =======           =======

As of December 31, 2000, we had total assets of $82.4 million, an increase of 62% over December 31, 1999. Total interest-earning assets were $73.4 million at December 31, 2000 or 89.09% of total assets as compared to 89.27% of total assets at December 31, 1999. Our primary interest-earning assets at December 31, 2000 were loans, which made up 91% of total interest-earning assets as compared to 87% at December 31, 1999. Our loan to deposit ratio was 93% at December 31, 2000 as compared to 95% at December 31, 1999. Deposit growth of $30.3 million, has been used primarily to fund loan growth of $27.4 million. The balance of the deposit growth funded an increase in cash and due from banks of $2.7 million.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Our securities portfolio, consisting of U.S. Agency securities and restricted equity securities, amounted to $3.6 million at December 31, 2000. Unrealized losses on securities available-for-sale decreased to $2,000 at December 31, 2000 from $9,000 at December 31, 1999. Unrealized losses on securities held-to-maturity decreased to $9,000 at December 31, 2000 from $39,000 at December 31, 1999. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

     We have 62% of our loan portfolio collateralized by real estate located in our primary market area of Dawson County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family residential properties (41%), construction loans to build one to four-family residential properties (19%), and nonresidential properties consisting primarily of small business commercial properties (40%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value. The remaining 39% of the loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

     The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to:

     o a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration,
     o    interest rate fluctuations,
     o    deteriorated or non-existing collateral, title defects,
     o    inaccurate appraisals,
     o financial deterioration of borrowers, fraud, and o any violation of banking protection laws.

Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy.

     We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

Liquidity and Capital Resources

     The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

     Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

     Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity was considered satisfactory.

     At December 31, 2000, we had loan commitments outstanding of $15.4 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2000, we had arrangements with three commercial banks for additional short-term advances of $4,000,000.

     At December 31, 2000, our capital ratios were considered adequate based on regulatory minimum capital requirements. Stockholders' equity increased due to net income in 2000 of $550,000 and the increase in the fair value of securities available-for-sale, net of tax, in the amount of $8,000. For regulatory purposes, the net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

     In the future, the primary source of funds available to us will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. The Bank has paid a dividend to the Company of $145,000 effective February 2001, which was used by the Company to pay operating expenses.

     The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 2000 are as follows:

                                                      Actual                    Regulatory
                                         Consolidated          Bank           Requirements
                                         ------------          ----           ------------
    Leverage capital ratio                   11.97%            12.03%              5.00%
    Risk-based capital ratios:
    Core capital                             13.97             14.06               6.00
    Total capital                            15.05             15.13              10.00


These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings will assist in keeping these ratios at satisfactory levels.

     We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities. At December 31, 2000, we had no material commitments for capital expenditures. We spent approximately $582,000 on the construction of our new Foothills Banking Center branch in Pickens County through the period ended September 30, 2001.

     Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

     The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

Results Of Operations for the Years Ended December 31, 2000 and 1999

         The following is a summary of our operations for the years indicated.

                                                         Years Ended December 31,
                                                          2000             1999
                                                          ----             ----
                                                          (Dollars in Thousands)
Interest income                                          $6,180           $3,426
Interest expense                                          2,824            1,330
                                                         ------           ------
Net interest income                                       3,356            2,096
Provision for loan losses                                   347              245
Other income                                                432              335
Other expenses                                            2,881            1,889
                                                         ------           ------
Pretax income                                               560              297
Income taxes                                                 10             --
                                                         ------           ------
Net income                                               $  550           $  297
                                                         ======           ======

Net Interest Income

     Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

     The net yield on average interest-earning assets was 5.45% in 2000 as compared to 5.43% in 1999. Average loans increased by $23.1 million which were the primary change in average interest-earning assets that increased overall by $23.0 million. Average interest-bearing liabilities increased by $18.6 million with average time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 10.03% in 2000 from 8.87% in 1999. The rate paid on average interest-bearing liabilities increased to 5.53% in 2000 as compared to 4.08% in 1999.

Provision for Loan Losses

     The provision for loan losses was $347,000 in 2000 as compared to $245,000 in 1999. The amounts provided were due primarily to the growth of the portfolio and to our assessment of the inherent risk in the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. As of December 31, 2000 and 1999, we had no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans at December 31, 2000 and 1999 was 1.10% and 1.00%, respectively.

Other Income

     Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $432,000 in 2000 as compared to $335,000 in 1999. The increase is due to an increase in service charges on deposit accounts of $123,000 related to overall deposit growth offset by a decrease in mortgage loan origination fees of $38,000.

Other Expenses

     Other expenses were $2,881,000 in 2000 as compared to $1,889,000 in 1999, an increase of $992,000. Salaries and employees benefits increased by $361,000 due to an increase in the number of full time equivalent employees to 37 at December 31, 2000 from 25 at December 31, 1999 and other annual salary increases. Equipment and occupancy expenses increased by $173,000 due primarily to increased depreciation costs of $59,000 and increased repairs and maintenance costs of $49,000. Other operating expenses increased by $458,000 due primarily to increased data processing costs of $133,000, increased legal and professional fees of $77,000, increased stationery and supplies expense of $70,000, increased advertising costs of $44,000 and increased other operating costs of $134,000. The increases in other operating expenses are directly attributable to the overall growth of the Bank.

Income Tax

     We have reported income tax expense in 2000 of $10,000. The rate of tax as a percentage of pretax income was 2% as compared to the Federal statutory rate of 34%. The significant difference is due to the recognition of $168,000 of deferred tax assets that had been previously accorded a valuation allowance. No income tax expense was reported in 1999 due to accumulated deficits incurred through 1999.

Asset/Liability Management

     Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

     Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

     Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

     At December 31, 2000, our cumulative one year interest rate-sensitivity gap ratio was 85%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

     The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                After       After
                                                Three        One
                                                Months     Year but
                                    Within       but        Within      After
                                     Three      Within      Five        Five
                                     Months    One Year     Years      Years      Total
                                     ------    --------     -----      -----      -----
                                                  (Dollars in Thousands)
Interest-earning assets:
         Federal funds sold        $  2,730   $   --      $   --     $   --     $  2,730
         Securities                     596      1,894       1,149       --        3,639
         Loans                       29,961     10,261      22,013      4,831     67,066
                                   --------   --------    --------   --------   --------

                                     33,287     12,155      23,162      4,831     73,435
                                   --------   --------    --------   --------   --------

Interest-bearing liabilities:
         Interest-bearing demand
         deposits                    19,987       --          --         --       19,987
         Savings                      1,411       --          --         --        1,411
         Certificates of deposit      8,467     23,260      11,497          8     43,232
         Note payable                  --           50        --         --           50
                                   --------   --------    --------   --------   --------

                                     29,865     23,310      11,497          8     64,680
                                   --------   --------    --------   --------   --------

Interest rate sensitivity
         gap                       $  3,422   $(11,155)   $ 11,665   $  4,823   $  8,755
                                   ========   ========    ========   ========   ========
Cumulative interest rate
         sensitivity gap           $  3,422   $ (7,733)  $  3,932   $  8,755
                                   ========    ========   ========   ========
Interest rate sensitivity
         gap ratio                     1.11         .52       2.01     603.88
                                   ========    ========   ========   ========
Cumulative interest rate
         sensitivity gap ratio         1.11         .85       1.06       1.14
                                   ========    ========   ========   ========

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Financial Condition September 30, 2001 and 2000

         The following is a summary of our balance sheets for the periods indicated:

                                           September 30,    December 31,
                                                2001           2000
                                                ----           ----
                                             (Dollars in Thousands)
                                            -------------------------
Cash and due from banks                     $    2,488 -   $    5,032 -
Interest-bearing deposits in banks                 312              -
Federal funds sold                               1,030          2,730
Securities                                       2,063          3,639
Loans, net                                     101,815         66,329
Premises and equipment                           4,295          3,632
Other assets                                     1,298          1,068
                                            -----------    -----------
                                            $  113,301     $   82,430
                                            ===========    ===========

Deposits                                   -$  103,300 -   $-  72,178 -
                                            $              $
Other borrowings                                     0             50
Other liabilities                                  380            617
Stockholders' equity                             9,621          9,585
                                            -----------    -----------
                                            $  113,301     $   82,430
                                            ===========    ===========

Our total assets grew at a rate of 37% for the first nine months of 2001. Deposit growth of $31,122,000, coupled with lower federal funds and cash balances have been invested in loans. Our loan to deposit ratio has increased significantly to 99.55% at September 30, 2001 from 92.92% at December 31, 2000, indicating continued strong loan demand in our primary market area of Dawson County, Georgia. As discussed previously, subsequent to September 30, 2001, we received additional funding in the amount of $4,600,000 from the Federal Home Loan Bank. These advances provide us with the ability to fund increased loan demand. Our total equity has increased by $36,000 due to net income of $30,000 and increases in unrealized gains on securities available-for-sale, net of tax, of $6,000.

We opened a new branch location in May 2001 in the Foothills community of neighboring Pickens County. This geographic expansion should provide for continued growth.

Liquidity and Capital Resources

As of September 30, 2001, our liquidity ratio, as determined under guidelines established by regulatory authorities, was satisfactory. At September 30, 2001, our capital ratios were adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated and bank-only basis are as follows:

                                                 Actual
                                     ---------------------------------
                                                                         Minimum
                                                                      Regulatory
                                       Consolidated     Bank         Requirement
                                       ------------     ----         -----------
-  Leverage capital ratios                 8.75 %        8.69 %         4.00 %
   Risk-based capital ratios:
-  Core capital                            9.56          9.50           4.00
   Total capital                          10.58         10.52           8.00

At this time, our capital ratios are adequate. However, we believe that, due to our locations and related market area, we will continue to grow at double-digit annual growth rates. Because of the continued growth, we believe that it is prudent to raise additional capital through an offering of our common stock. Currently, we are seeking to raise between $3 million and $6 million from an offering of our common stock.

Results of Operations for the Three and Nine Months Ended September 30, 2001 and 2000

         Following is a summary of our operations for the periods indicated.

                                                   Three Months Ended
                                                     September 30,
                                                ------------------------
                                                   2001            2000
                                                   ----            ----
                                                  (Dollars in Thousands)
                                                ------------------------
  Interest income                                $ 2,207 -       $ 1,675 -
  Interest expense                                 1,167 -           770
                                                 -------         -------
  Net interest income                              1,040             905
  Provision for loan losses                          135              57
  Other income                                       143              97
  Other expense                                    1,133             704
                                                 -------         -------
  Pretax income                                     (85)             241
  Income tax expense                                (50)              49
                                                 -------         -------
  Net income (loss)                              $  (35)             192
                                                 =======         =======

                                                      Nine months Ended
                                                         September 30,
                                                  -------------------------
                                                     2001             2000
                                                     ----             ----
                                                    (Dollars in Thousands)
                                                  -------------------------
  Interest income                               -$  6,297        -$  4,318 -
  Interest expense                               -   3,255            1,908
                                                 ---------        ---------
  Net interest income                                3,042            2,410
  Provision for loan losses                            307              199
  Other income                                         387              298
  Other expense                                      3,077            1,966
                                                 ---------        ---------
  Pretax income                                         45              543
  Income tax expense                                    15               49
                                                 ---------        ---------
  Net income                                     $      30              494
                                                 =========        =========

     Our net interest income has increased by $135,000 and $632,000 for the third quarter and first nine months of 2001, respectively, as compared to the same periods in 2000. Our net interest margin decreased to 4.46% during the first nine months of 2001 as compared to 5.55% during the first nine months of 2000 and 5.45% for the entire year of 2000. The increase in net interest income is due primarily to the increased volume of average loans. The decrease in net interest margin is due primarily to continued pressures on the rates that we can earn on our interest-earning assets. The prime rate has been lowered ten times to date in 2001 to 5.00%. Each reduction in the prime rate immediately lowers the rates we earn on variable rate loans. Overnight federal funds balances put pressure on the rates we earn on fixed rate loans as well. We have been able to offset some of the decrease in our net interest margin by lowering the rates we pay on our interest-bearing liabilities. As deposits mature and are repriced, we expect to see our net interest margin increase. If the prime rate continues to drop, however, it would have a further negative impact on our net interest margin.

     The provision for loan losses was $135,000 and $307,000 during the third quarter and first nine months of 2001, respectively, as compared to $57,000 and $199,000 for the same periods in 2000. The amounts provided are due primarily to loan growth, increased nonaccrual and past due loans, and to our assessment of the inherent risk in the loan portfolio. While nonaccrual, delinquent and potential problem loans have increased since December 31, 2000, the volume of these loans is well within acceptable industry averages. The increases in these categories are primarily associated with the aging of our loan portfolio and are not unexpected for a de novo bank. The amounts provided for provisions for loan losses as of September 30, 2001 are considered with our determination of the overall adequacy of our allowance for loan losses that takes into account these loans.

     The allowance for loan losses is $1,029,000 at September 30, 2001, or 1.0% of total net outstanding loans, and $737,000 at December 31, 2000, or 1.10% of total net outstanding loans. The allowance for loan loss reserve has decreased as a percentage of total loans from 1.10% at December 31, 2000 to 1.00% as of September 30, 2001 as our loans have grown by $35.8 million or 53.5%. Due to uncertainties related to specific construction loans, we increased the allowance for loan losses to 1.10% of loans outstanding at December 31, 2000, which was approximately $66,000 higher than our minimum standard of 1% of loans outstanding. As more financial information became available regarding these loans totaling $866,000 at September 30, 2001, we were able to be more definitive in their grading. Currently, these construction loans have been accorded a substandard loan grade under our loan classification program and have been considered in our determination of the overall adequacy of our allowance for loan losses. The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management believes the allowance for loan losses at their respective dates are adequate to absorb known risks in the portfolio. To satisfy regulatory guidelines, our allowance for loan losses will not fall below 1.0% at any time. Our evaluation of the loan portfolio includes a continuing review of loan loss experience, current economic conditions which may affect the borrower's ability to repay and the underlying collateral value.

         Information with respect to nonaccrual, past due and restructured loans is as follows:

                                                                             September 30,
                                                                        ----------------------
                                                                         2001          2000
                                                                         ----          ----
                                                                        (Dollars in Thousands)
                                                                        ----------------------
Nonaccrual loans                                                         $161           $--
Loans contractually past due ninety days or more as to interest
or principal payments and still accruing                                  135              2
Restructured loans                                                        --             --
Potential problem loans                                                   866            --
Interest income that would have been recorded on nonaccrual
and restructured loans under original terms                                17            --
Interest income that was recorded on nonaccrual and restructured loans    --             --

     It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

     Information regarding certain loans and allowance for loan loss data is as follows:

                                                                                   Nine months Ended
                                                                                     September 30,
                                                                                 ---------------------
                                                                                    2001        2000
                                                                                    ----        ----
                                                                                (Dollars in Thousands)
                                                                                 ---------------------
Average amount of loans outstanding                                              $ 84,050    $ 50,687
                                                                                 =========   =========

Balance of allowance for loan losses at beginning of period                      $    737         397
                                                                                 ---------   ---------
                                                                                 ---------   ---------

Loans charged off
Commercial and financial                                                         $      -
Real estate mortgage                                                                    -           8
Installment                                                                            15           -
                                                                                 ---------   ---------
-                                                                                -     15           8
                                                                                 ---------   ---------

Loans recovered
Commercial and financial                                                                -           -
Real estate mortgage                                                                    -           -
Installment                                                                             -           -
                                                                                 ---------   ---------
                                                                                        -           -
                                                                                 ---------   ---------

Net charge-offs                                                                        15           8
                                                                                 ---------   ---------

Additions to allowance charged to operating expense during period                     307         199
                                                                                 ---------   ---------

Balance of allowance for loan losses at end of period                            $  1,029         588
                                                                                 =========   =========

Ratio of net loans charged off during the period to
average loans outstanding                                                            .02%        .02%
                                                                                 =========   =========

     Other income has increased by $46,000 and $89,000 for the third quarter and first nine months of 2001, respectively, as compared to the same periods in 2000. Increased service charges on deposit accounts associated with overall deposit growth are the primary factor in the increase.

     Other expenses have increased by $429,000 and $1,111,000 for the third quarter and first nine months of 2001, respectively, as compared to the same periods in 2000. Salaries and employee benefits have increased due to an increase in the number of full time equivalent employees to 53 at September 30, 2001 from 33 at September 30, 2000 and to normal salary increases. The increase in the number of employees has been necessary in order to staff the Foothills branch as well as to serve our overall growth. Occupancy and equipment expenses have increased due to increased depreciation, rental, and maintenance costs associated with our additional branches. Other operating expenses have increased due to increased advertising and marketing, communications, postage, office supplies, and computer processing costs, all associated with our overall growth.

     We have recorded income tax expense of $15,000, or 34% of pretax income, for the first nine months of 2001 as compared to $49,000, or 9%, for the same period in 2000. The lower rate in 2000 was due to the recognition of deferred tax assets previously accorded a valuation allowance.

     Overall, net income has decreased by $227,000 and $464,000 during the third quarter and first nine months of 2001, respectively, as compared to the same periods in 2000 due primarily to lower than expected net interest income, increased provisions for loan losses, and increased operating expenses associated with our growth.

     In the first quarter of 2001, we began offering investment and financial services through Chestatee Financial Services, Inc. and residential mortgage services through Chestatee Residential Mortgage Services, Inc. The effect on the results of operations from these new activities was not significant for the first nine months of 2001.

     The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001 and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area of Dawson County, Georgia may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively effect our results of operations. We cannot predict the extent, duration of these events or effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business and make adjustments to our business strategy as deemed necessary.

     We are not aware of any known trends, events or uncertainties, other than the effect of events as described above, that will have or are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  OUR BUSINESS

Our History

     The Company is a bank holding company incorporated October 13, 1999 under the laws of the State of Georgia. The Company was formed for the principal purpose of acquiring Chestatee State Bank, a state banking institution chartered under the laws of the State of Georgia. Pursuant to a Plan of Reorganization effective March 31, 2000, the Company acquired all of the issued and outstanding shares of common stock, $5.00 par value of the Bank. As a result of this transaction, the former stockholders of the Bank became the stockholders of the Company, and the Bank became a wholly-owned subsidiary of the Company. The Company has also formed and operates Chestatee Financial Services and Chestatee Residential Mortgage. The Company's principal place of business is located at 6639 Highway 53 East, Dawsonville, Dawson County, Georgia.

     As of the date of this prospectus, the assets of the Company consists primarily of its ownership of the capital stock of the Bank and the other Subsidiaries.

The Company

     We are authorized to engage in any activity permitted by law to a corporation, subject to applicable federal and state regulatory restrictions on the activities of bank holding companies. Our holding company structure provides us with greater flexibility than our Bank would otherwise have to expand and diversify their business activities through newly-formed subsidiaries, or through acquisitions. While our management has no present plans to engage in any other business activities, management may, from time to time, study the feasibility of establishing or acquiring subsidiaries to engage in other business activities to the extent permitted by law.

     The Company, through the Bank, operates a full-service banking business and engages in a broad range of commercial banking activities. The Company may offer brokerage services in the foreseeable future through its other Subsidiaries in connection with the sale of securities and mortgages.

The Bank

     The Bank was organized on December 31, 1997 under the laws of the State of Georgia to conduct a commercial banking business in Dawson County, Georgia, to meet the banking needs of individuals, small- to medium-sized businesses, and farmers. The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U. S. government and municipal services. The Bank does not offer trust services.

     The Bank has conducted its general banking business since opening on May 15, 1998, from its main office located at 6639 Highway 53 East, Dawsonville, Dawson County, Georgia. The Bank has three full-service branches: one located in the Ingles Supermarket at the intersection of Georgia Highway 400 and Georgia Highway 53, also in Dawsonville, Dawson County, Georgia; a second located in downtown Dawsonville at 86 Highway 53 West, Dawsonville, Dawson County, Georgia; and a third located in Pickens County, Georgia at 34 Holcombe Way, Marblehill, Georgia.

     The data processing work of the Bank is processed with the Intercept Group f/k/a Provesa, Inc. of Thomson, Georgia. The Bank issues credit cards. The Bank also offers its customers a variety of checking and savings accounts. The installment loan department makes both direct consumer loans and also purchases retail installment contracts from sellers of consumer goods.

     As of December 31, 2000, the Bank has a correspondent relationship with The Bankers Bank of Atlanta, Georgia. The correspondent bank provides certain services to the Bank, such as investing its excess funds, processing checks and other items, buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participation and furnishing management investment advice on the Bank's securities portfolio.

     The Bank principally serves the residents of Dawsonville and Dawson County. Dawson County has grown approximately 70% since the 1990 U.S. census according to Census Bureau statistics. The number of residents in Dawson County in 1990 was about 9,500 persons. The number of residents in Dawson County had swelled to nearly 16,000 by 2000. Dawsonville and Dawson County have a diverse commerce, including retail, manufacturing, service and farming sector economies. Dawsonville also serves as the county seat for Dawson County, Georgia, with a significant number of residents employed in government. Dawsonville, located approximately 15 miles north of Cumming, Georgia and 22 miles west of Gainesville, Georgia, is situated in the center of the development corridor extending north from Atlanta between Interstate 75 and Interstate 85. The Bank will also seek deposit and loan business from outside its primary service area, including the adjacent counties of Cherokee, Forsyth, Gilmer, Hall, Lumpkin and Pickens.

Banking Services and Operations

     The Bank performs banking services customary for a full service bank of similar size and character. These services include the furnishing of personal and commercial checking accounts, other demand and time deposit accounts, and the extension of personal and commercial loans and lines of credit. The principal business of the Bank is to attract and accept deposits from the public and to make loans and other investments. The principal sources of funds for the Bank's loans and investments are demand, time, savings, and other deposits, including negotiable order of withdrawal or NOW accounts, installment payments and prepayments on loans granted, sales to other lenders or institutions of loans or participation in loans; fees paid by other lenders or institutions for servicing loans sold by the Bank to it; and borrowings.

     The principal sources of income for the Bank are interest and fees collected on loans, including fees received for servicing loans sold to other lenders or institutions and, to a lesser extent, interest and dividends collected on other investments. The principal expenses of the Bank include interest paid on savings and other deposits, including NOW accounts, interest paid on borrowings by the Bank, employee compensation, office expenses; and other overhead expenses.

     The Bank is authorized to make both secured and unsecured commercial and consumer loans to individuals, partnerships, corporations and other entities. The Bank's lending business consists principally of making secured real estate loans, including residential and commercial construction loans, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. In addition, the Bank makes consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns.

     The Bank has engaged in secondary-market mortgage activities, obtaining commitments, through intermediaries, from secondary mortgage purchasers to purchase mortgage loans originated by the Bank. Based on these commitments, the Bank originates mortgage loans on terms corresponding to such commitments and generate fee income to supplement their interest income. No mortgage loans are held by the Bank for resale nor are any loans held for mortgage servicing.

     Loans secured by real estate are the primary component of the Bank's loan portfolios, constituting approximately $41 million, or 62%, of the Bank's total loans at December 31, 2000. These loans consist of commercial real estate loans, construction and development loans and residential real estate loans and home equity loans. The Bank also makes loans for commercial purposes in various lines of business. At December 31, 2000, the Bank held approximately $17 million, or 25% of the Bank's total loans, in commercial loans, excluding for these purposes commercial loans secured by real estate included above. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, lines of credit, and revolving lines of credit such as credit cards. At December 31, 2000, the Bank held approximately $9 million in consumer loans, representing 13% of the Bank's total loans.

     The Bank's loan approval policies provide for various levels of officer lending authority. When the aggregate outstanding loans to a single borrower exceeds that individual officer's lending authority, the loan request must be considered and approved by an officer with a higher lending limit or by the officers' loan committee. Individual officers' lending limits range from $5,000 to $250,000, depending on security, seniority and the type of loan. The directors' loan committee, which consists of the president and six outside directors, has a lending limit of $500,000. Loans above $500,000 require approval by the majority of the full Board of Directors.

     The Bank has a continuous loan review procedure involving multiple officers of the Bank which is designed to promote early identification of credit quality problems. All loan officers are charged with the responsibility of rating their loans and reviewing those loans on a periodic basis, the frequency of which increases as the quality of the loan deteriorates.

     The Bank offers a variety of deposit programs to individuals and to small to medium-sized businesses and other organizations at interest rates generally consistent with local market conditions. The Bank is authorized to accept and pay interest on deposits from individuals, corporations, partnerships and any other type of legal entity, including fiduciaries, such as private trusts. Qualified deposits are insured by the FDIC in an amount up to $100,000.

     The following table sets forth the mix of depository accounts at the Bank as a percentage of total deposits at December 31, 2000.


                                                         December 31, 2000

Non-interest bearing demand............................       10.46%
Interest-bearing demand................................       27.69%
Savings................................................        1.96%
Time Deposits..........................................       34.46%
Certificates of Deposit of $100,000 or more............       25.43%
                                                             -------

         Total.........................................       100.0%

The Bank is a member of a network of automated teller machines, which permits the Bank's customers to perform certain transactions in numerous cities in Georgia and throughout the country.

The Other Subsidiaries

     Chestatee Financial Services renders securities brokerage and investment advisory services, and offers insurance and annuity products. All services and solicitations are provided by an independent contractor through affiliates of Mass Mutual and the subsidiary engages no employees. It was formed November 13, 2000 and began doing business in the first quarter of 2001.

     Chestatee Residential Mortgage provides mortgage lending and mortgage origination services. The subsidiary has partnered with Guaranty First Mortgage, LLC and Shelter Mortgage Corporation, furnishing services and making solicitations through Guaranty Mortgage Services, LLC. All services are provided by independent contractors engaged by Guaranty Mortgage Services. The subsidiary was organized March 7, 2001.

Employees

     Except for the officers of the Company, who are also officers of the Bank, the Company does not have any employees. As of September 30, 2001, the Bank had 47 full-time and 6 part-time employees. The other Subsidiaries had no full-time or part-time employees, with all services rendered by independent contractors. In the opinion of management, the Company, the Bank and the other Subsidiaries each enjoy an excellent relationship with its employees. We are not a party to any collective bargaining agreement.

Competition and Market Area

     The banking business is highly competitive. The Bank competes as financial intermediaries with other commercial banks, thrift institutions, credit unions, and money market mutual funds operating in Dawson County, as well as in the adjacent counties of Cherokee, Forsyth, Gilmer, Hall, Lumpkin and Pickens. Many of the Bank's competitors have significantly greater resources and higher lending limits (by virtue of their greater capitalization). Credit unions and money market mutual funds with which the Bank competes may have competitive advantages as a result of their being subject to different, and possibly less stringent, regulatory requirements.

     As of the date of this prospectus, three non-locally owned banks had offices in Dawson County and one locally owned banks had offices in Dawson County. Bank of America, N.A., a bank headquartered in Charlotte, North Carolina, operates a branch office in Dawson County. First Community Bank of Dawsonville, owned by regional banking company, Century South Banks, Inc. of Dahlonega, operates one office in Dawson County. Dawson County Bank, a closely-held locally-owned institution, maintains a main office and two branch offices in Dawson County. While there are no other financial institutions with offices in Dawson County, numerous financial institutions within the Atlanta metropolitan area market their services to our residents, including First Union and Wachovia. In addition to these banks, there are several finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank's market. Many local businesses and individuals have deposits outside the primary service areas of the Bank with these financial institutions.

     Recent legislation enacted by the Georgia General Assembly allows banks in Georgia to establish newly-formed branch banks in areas in which the Bank serves, which branches, if established, also would compete with the Bank. See "Supervision and Regulation."

Monetary Policies

     Our results of operations are significantly affected by the credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in discount rates on member bank borrowings, and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank.

Properties

     The Company's principal executive offices are located at 6639 Highway 53 East, Dawsonville, Georgia 30534. The property, owned by the Bank, consists of approximately 11,000 square feet and houses offices, operations and storage. The Company does not lease any separate office space from the Bank. We believe our physical facilities are suitable for our current operations.

     The Bank conducts its operations from its main office location at 6639 Highway 53 East, Dawsonville, Georgia 30534 and from three branches: its supermarket branch at 120 South Center Lane, Dawsonville, Georgia 30534; its downtown branch located at 86 Highway 53 West, Dawsonville, Dawson County, Georgia 30534; and its Marblehill branch, located at 34 Holcomb Way, Marblehill, Pickens County, Georgia 30148.

     The Bank's office consists of its main building with 4 drive-up windows and an automated teller machine ("ATM") and an adjacent parking lot, situated on 1.1 acres of land. The supermarket branch has been in continuous operation since it opened in September, 1998. The branch lease space is approximately 1,000 square feet, with an ATM but no drive-up windows. The monthly lease rental is $2,500, with the lease expiring in 2003. The downtown branch has been in continuous operation since it opened in October, 2000. The branch lease space is approximately 3,000 square feet, with an ATM and one drive-up window. The monthly lease rental is $3,500, with the lease expiring in 2003. The Bank's new branch in Pickens County consists of approximately 3,300 square feet, with 2 drive-up windows and an ATM, with an adjacent parking lot, situated on 1.08 acres. The building and land of the new branch is owned by the Bank and opened in May 2001.

     The other Subsidiaries operate infrequently out of the main offices of the Bank at 6639 Highway 53 East, Dawsonville, Georgia 30534. The independent contractors engaged by each render services independently from limited undesignated office space. Consequently, no lease exists and no rent is charged at present.

Legal Proceedings

     The Bank brought an action on March 5, 2001 in the Superior Court for Dawson County, State of Georgia, against Terri and Woody Reece to recover amounts due following default on a promissory note. We seek to recover the balance due of $66,205, plus interest. The Reeces, husband and wife, filed an answer on April 9, 2001 denying owing any money to us. In addition, the Reeces filed a counterclaim against us for deliberate and intentional infliction of emotional distress for a sum not less than $1 million and for unstipulated punitive damages. The Bank strenuously denies any wrongdoing and intends to pursue its claims against the Reeces and defend any allegation of wrongdoing by us. The suit is presently pending. We have filed a motion for summary judgment seeking dismissal of the counterclaim.

     We are not aware of any other material pending legal proceedings to which the Company, the Bank or the other Subsidiaries are a party or to which any of their property is subject, other than ordinary routine legal proceedings incidental to their business.

Supervision and Regulation

     We are subject to state and federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight over virtually all aspects of operations. These laws and regulations generally are intended to protect depositors, not shareholders. This discussion is only a summary of various statutory and regulatory provisions. This summary is qualified by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, numerous additional regulatory requirements have been placed on the banking industry in the past ten years. On November 12, 1999, the President signed into law a financial services modernization act which effectively repealed the anti-affiliation provisions of the 1933 Glass-Steagall Act and the 1956 Bank Holding Company Act. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

The Company

     The Company is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 and is registered with and subject to the regulation of the Federal Reserve. As a bank holding company, the Company is required to file with the Federal Reserve annual reports and other reports and information as may be required under the Bank Holding Company Act. The Federal Reserve may conduct examinations of the Company and the Bank to determine whether we are in compliance with the regulations promulgated under the Bank Holding Company Act.

     The Bank Holding Company Act requires a bank holding company to obtain prior approval of the Federal Reserve to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it, for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank, and to merge or consolidate with any other bank holding company.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates branching and permits the establishment of agency relationships across state lines. The Interstate Banking Act also permits bank holding companies to acquire banks in any state without regard to whether the transaction is prohibited under the laws of such state, subject to certain state provisions, including minimum age requirements of banks that are the target of the acquisition. The minimum age of local banks subject to interstate acquisition is limited to a maximum of five years. See "Supervision and Regulation."

     Bank holding companies generally also are prohibited under the Bank Holding Company Act of 1956 from engaging in non-banking activities or from acquiring direct or indirect control of any company engaged in non-banking activities. However, the Federal Reserve may permit bank holding companies to engage in certain types of non-banking activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. Activities determined by the Federal Reserve to fall under this category include making or servicing loans and certain leases, providing certain data processing services, acting as a fiduciary or investment or financial advisor, providing discount brokerage services, underwriting bank eligible securities, and making investments designed to promote welfare.

     Federal law imposes certain limitations on extensions of credit and other transactions between banks that are members of the Federal Reserve System and other affiliates (which includes any holding company of which a bank is a subsidiary and any other non-bank subsidiary of that holding company). Banks that are not members of the Federal Reserve System also are subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under these provisions, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the bank holding company to subsidiary banks are likely to be unsecured and subordinate to the bank's depositors and will be senior to the securities offered in this prospectus.

     On November 12, 1999, the President signed into law legislation which breaks down many of the barriers to affiliations among banks and securities firms, insurance companies and other financial service providers. These barriers were established by the 1933 Glass-Steagall Act. This Act prohibited bank holding companies from owning subsidiaries that were engaged principally in the issue, flotation, underwriting, public sale or distribution of securities. The Glass-Steagall Act also prohibited securities firms from engaging in the activities historically engaged in by banks and prohibited certain affiliations between insurance companies, banks and securities firms. The new law will provide financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result of this new law, the number and type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

     The Company also is subject to regulation as a bank holding company under the Georgia Financial Institutions Code, which requires registration and filing of periodic information with the Georgia Commission. Registration with the Georgia Commission includes information relating to the financial condition, operations, management and inter-company relationships of the Company and the Bank. The Georgia Commission also may require other information or make examinations as is necessary to keep itself informed as to whether we are in compliance with the provisions of Georgia law and related regulations and orders.

     Under the provisions of the Georgia Financial Institutions Code, it is unlawful without the prior approval of the Georgia Commission for any bank holding company to acquire ownership or control of more than 5% of the voting shares of a bank, for any bank holding company or a subsidiary thereof (other than a bank) to acquire all or substantially all of the assets of a bank, or for any bank holding company to merge or consolidate with any other bank holding company. It is also unlawful under the Georgia Financial Institutions Code for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any presently operating bank unless the bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the Georgia Commission for approval of such acquisition. In addition, in any acquisition by an existing bank holding company, the initial banking subsidiary of the bank holding company must have been incorporated for not less than two years before the holding company can acquire another bank.

The Bank and Other Subsidiaries

     The Bank is incorporated under the laws of the State of Georgia and subject to examination by the Georgia Commission. The Georgia Commission regulates all areas of the Bank's commercial banking operations, including reserves, loans, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations.


     Additionally, the Bank is insured and regulated by the FDIC. The major functions of the FDIC with respect to insured banks include paying off depositors to the extent provided by law if a bank is closed without making adequate provisions to pay the claims of depositors, acting as the receiver of state banks placed in receivership when appointed receiver by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured banks that are not members of the Federal Reserve System, such as our Bank, to determine their condition for insurance purposes. The FDIC also is authorized to approve mergers, consolidations and assumption of deposit liability transactions between insured banks and non-insured banks or institutions, and to prevent capital or surplus diminution in these transactions where the resulting, continued, or assumed bank is an insured non-member state bank. The FDIC closely examines non-member banks for compliance with federal statutes such as the Reinvestment Act of 1977 and the Truth-in-Lending Act.

Dividends

     The Company is a legal entity separate and distinct from the Bank. The principal source of cash flow for the Company is dividends from the Bank. There are various statutory and regulatory limitations on the payment of dividends by the Bank, as well as by the Company to its shareholders. The payment of dividends by the Company and the Bank may be affected or limited by regulatory requirements and policies, such as the maintenance of adequate capital. Presently, the Company does not pay dividends. If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which could include the payment of dividends depending on the institution's financial condition), such authority may require, after notice and hearing, that the bank cease and desist from such practice. The FDIC issued a policy statement that provides that insured banks generally should only pay dividends out of current operating earnings. The Federal Reserve has issued a policy statement to the same effect for bank holding companies. In addition, all insured depository institutions are subject to the capital-based limitations required by the Federal Deposit Insurance Corporation Improvement Act of 1991. See "Capital Adequacy."

     Under Georgia law, the Bank must obtain approval of the Georgia Commission before they may pay cash dividends out of retained earnings if the total classified assets at the most recent examination of such bank exceed 80% of the equity capital, the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year, or the ratio of equity capital to adjusted assets is less than 6%. As discussed below, additional capital requirements imposed by the Georgia Commission may limit the Bank's ability to pay dividends to the Company. See "Capital Adequacy."

Capital Adequacy

     Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting-capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (or FDICIA) established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a Leverage ratio of no less than 5%, a Tier I risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank also must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier I capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans. Tier I capital includes stockholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

     FDICIA was enacted in large measure to improve the supervision and examination of insured depository institutions in an effort to reduce the number of bank failures and the resulting demands on the deposit insurance system. Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

                                          TOTAL RISK-            TIER
          CLASSIFICATION                  BASED CAPITAL          BASED

 Well Capitalized (1)                        10%                   6%
 Adequately Capitalized (1)                   8%                  4%(2)
 Undercapitalized (3)                        <8%                  <4%
 Significantly Undercapitalized (3)          <6%                  <3%
 Critically Undercapitalized (3)               -                    -

 (1)  An institution must meet all three minimums.
 (2) 3% for composite I-rated institutions, subject to appropriate federal banking agency guidelines.
 (3) An institution is classified as "undercapitalized" if it is below the specified capital level for any of the three capital measures.

A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution's primary federal regulator against an institution that falls into one of the three "undercapitalized" categories, including the requirement of filing a capital plan with the institution's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the institution.

     FDICIA also requires that all depository institutions with assets in excess of $150 million prepare and submit to the FDIC and appropriate federal and state banking regulators audited annual financial statements. The FDIC has provided by regulation that these provisions of the FDICIA do not apply to depository institutions with assets of less than $500 million. These institutions must file reports containing a statement by management of its responsibilities and by the depository institution's independent public accountant attesting to the accuracy of management's annual assessment of its financial reporting, internal controls and regulatory compliance. The institution also must establish an audit committee composed of members of the board of directors who are independent of management. An enactment of the FDICIA also has resulted in the promulgation of regulations by regulatory agencies which will tend to restrict to some degree the real estate lending practices of financial institutions.

     The Federal Reserve also has implemented a Leverage ratio, which is Tier I capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the Leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% Leverage ratio of Tier I capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a Leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The tangible Tier I Leverage ratio is the ratio of a banking organization's Tier I capital, less all intangibles, to total assets, less all intangibles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     In addition to the capital standards imposed by federal banking regulators, the Georgia Department of Banking and Finance has the authority to impose a primary capital ratio as a condition to the approval of bank's charter or acquisition. This standard, which may exceed the FDIC capital standards, is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowance for loan losses. This heightened requirement may be imposed at any time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     As of the date of this prospectus, the Company is considered to be adequately capitalized and the Bank is considered to be well-capitalized according to the total risk-based regulatory capital requirement. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." Since we intend to use a portion of the net proceeds of this offering to make capital contributions to the Bank, we believe the Bank will remain "well-capitalized" for the foreseeable future. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change our capital position in a short period of time, making an additional capital infusion necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Federal Deposit Insurance Premiums and Assessments

     The deposits of the Bank currently are insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Other Applicable Regulations

     The Riegle Community Development and Regulatory Improvement Act of 1994 (or RCDRIA) promotes economic revitalization and development to "investment areas." It established a Development Financial Institutions Fund to achieve these objectives. The fund is authorized to provide financial assistance through a variety of mechanisms, including equity investments, grants, loans, credit union shares and deposits. The amount of assistance any development financial institution and its subsidiaries and affiliates may receive is generally limited to $5 million. A qualifying institution may receive an additional $3.75 million for the purpose of serving an investment area in another state.

     The Act provides certain regulatory relief, requiring each federal agency to streamline and modify its regulations and policies, remove inconsistencies and eliminate outmoded and duplicative requirements. The Act directs the federal agencies to coordinate examinations among affiliate banks, coordinate examinations with other federal banking agencies, and work to coordinate with state banking agencies. The federal banking agencies also are directed to work jointly in developing a system for banks and savings associations to file reports and statements electronically and to adopt a single form for filing core information in reports and statements.

     The federal Interstate Banking Act permits, among other things, bank holding companies to acquire banks in any state. It also permits bank holding companies to establish new branches across state lines if the individual states into which a potential entrant proposes to branch specifically pass legislation to "opt-in." Under the Interstate Banking Act, a bank could merge, beginning on June 1, 1997, with a bank in another state if the transaction did not involve a bank in a home state which had enacted a law after the date of enactment of the Interstate Banking Act and before June 1, 1997 that applied equally to all out-of-state banks and expressly prohibited interstate merger transactions. States also were allowed to permit merger transactions before June 1, 1997. Georgia elected to allow merger transactions beginning June 1, 1997. The Interstate Banking Act authorizes interstate mergers involving the acquisition of a branch of a bank without the acquisition of the bank only as state law permits an out-of-state bank to acquire a branch without acquiring the bank. Georgia has not authorized these transactions. State minimum age laws for banks to be acquired will be preserved unless state law provides for a minimum age period of more than five years. After consummation of any interstate merger transaction, a resulting bank may establish or operate additional branches at any location where any bank involved in the transaction could have established or operated a branch under applicable federal or state law.

     The Board of Governors of the Federal Reserve System is authorized to approve the acquisition by a well capitalized and adequately managed bank holding company of a bank that is located in another state without regard to whether the acquisition is prohibited under the laws of any state. Again, state minimum age laws for banks to be acquired will be preserved unless the state law provides for a minimum age period of more than five years. The Federal Reserve may not approve an interstate acquisition which would result in the acquiror's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out of state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition. Anti-trust laws are not affected by the Interstate Banking Act.

     The Interstate Banking Act now provides that banks may establish branches across state lines upon approval of the appropriate federal regulator if the state "opts-in" by enacting legislation that expressly permits interstate branching. The establishment of the initial branch in a host state which permits de novo interstate branching is subject to the same requirements which apply to the initial acquisition of a bank in a host state, other than the deposit concentration limits, since the bank would not control any deposits in the host state at the time of entry. Once a new branch has been established, the bank may establish and acquire additional branches at any location in the host state in the same manner as any bank in the host state could have established or acquired additional branches under applicable federal or state law.

     In 1994, the Georgia General Assembly adopted the Georgia Interstate Banking Act. The act permits bank holding companies located in any state outside of Georgia to acquire Georgia banks, or to acquire bank holding companies owning Georgia banks. The board of directors of a Georgia bank or bank holding company may adopt a resolution to exempt its bank or bank holding company from acquisition under this act.

     The Georgia General Assembly also has enacted the Georgia Intrastate Banking Act altering the public policy of the state regarding intrastate branch banking. The act allows a bank to establish de novo branch banks on a limited basis beginning July 1, 1996. After June30, 1998, any Georgia bank is permitted, subject to certain restrictions, to establish new or additional branch banks in counties in Georgia in which the bank is not currently operating.

     The Reinvestment Act (or CRA) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or any other appropriate federal agency, shall evaluate the record of each financial institution in meeting the credit needs of its local, including low and moderate income neighborhoods. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could pose additional requirements and limitations on the bank. We were examined for CRA compliance in August 1999 and received a CRA rating of "outstanding."

     Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Housing and Urban Development Agency, the Federal Trade Commission and the Department of Justice) (collectively called the Federal Agencies) responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could change significantly the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these proposals would have.

     Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.


                                   MANAGEMENT

         The following paragraphs set forth for each director, principal officer and significant employee of the Company:

     o    the name of each director of the Company;
     o    the year he was first elected a director;
     o a description of his position and offices with the Company (other than as a director), if any; and
     o a brief description of his principal occupation and business experience during at least the last five years;

The paragraphs may provide certain other information about each director, principal officer and significant employee of the Company as appropriate.

Each Director of the Company also serves as a director of the Bank and the other Subsidiaries. Except as otherwise disclosed, there are no family relationships between any directors or executive officers of the Company, and no director is a member of the board of directors of a publicly held company which is required to file reports with the Securities and Exchange Commission. A director of the Company is elected by a majority of votes cast at an annual meeting of the shareholders, and serve until the next annual meeting of shareholders and until a successor is duly elected and qualified.

Directors

     Ralph Millard Bowen, born April 6, 1942, is the owner of Bowen & Bowen Construction. He is a member of the Board of Directors of the Georgia Housing Financial Authority and the Georgia Department of Community Affairs. He is a principal of several real estate related business entities. He attended the University of Georgia and Rheinhardt College. Mr. Bowen has served as a director of the Company and the Bank since their inception.

     Marcus Calvin Byrd, Jr., born June 1, 1953, is owner of Byrd's Mini-Storage and Byrd's U-Haul. His is a member of the Executive Board of the Boy Scouts of America. Mr. Byrd has served as a director of the Company and the Bank since their inception.

     Glennon C. Grogan, born July 20, 1939, is President of Grogan & Co., Inc. (25% owner) engaged in commercial sanitation services and sawdust sales. He is the Secretary/Treasurer of Etowah Environment Group, Inc. (50% owner) involved in waste management . He is a principal of several real estate ventures. Mr. Grogan has served as a director of the Company and the Bank since their inception. Mr. Grogan's brother, James H. Grogan, also serves as a director of the Company and the Bank.

     James H. Grogan, born July 14, 1943, is Corporate Secretary/Treasurer of Grogan & Co., Inc. (50% owner) engaged in commercial sanitation services and sawdust sales. He is the President of Etowah Environmental Group, Inc. (50% owner) engaged in waste management. He is a principal of several real estate ventures. Mr. Grogan has served as a director of the Company and the Bank since their inception. Mr. Grogan's brother, Glennon C. Grogan, is also a director of the Company and the Bank.

     Andrew M. Head, born May 22, 1953, is President and majority owner of Head Distributing Company (wholesale groceries) and is involved as an owner or director or both in the wholesale lumber and restaurant franchise businesses. He is a graduate of the University of Georgia. Mr. Head has served as a director of the Company and the Bank since their inception.

     John Philip Hester, Sr., born January 23, 1953, is the President and Chief Executive Officer of the Company in addition to serving as a member of the Board of Directors. He served as President, Chief Executive Officer, and Director of the Waycross Company & Trust from 1987 to 1990 and has been engaged in the Banking business in various capacities since 1975. He was President, Chief Executive Officer, and Director of the First Community Company of Dawsonville until his resignation to participate in organization of the Company. He is a graduate of the University of Georgia and has completed courses at the School of Banking of the South (Louisiana State University) and the University of Oklahoma Commercial Lending School. Mr. Hester has served as a director of the Company and the Bank since their inception.

     Bruce Todd Howard, born March 17, 1967, is President and co-owner of H&H Custom Homes and his is the Operations Manager for Coal Mountain Builders Supply. He is a member of the Forsyth Homebuilders Association. Mr. Howard has served as a director of the Company and the Bank since their inception.

     David E. Johnson, born May 9, 1942, is President and owner of Sleeveco, Inc. (manufacturer of plastic packaging materials). Mr. Johnson has served as a director of the Company and the Bank since their inception.

     William Alan McRae, born July 22, 1952, is an owner of McRae & Stolz, Inc., a real estate development firm. He received his undergraduate degree from the University of Georgia and a masters degree from the University of Tennessee. Mr. McRae has served as a director of the Company and the Bank since their inception.

     Kim M. Mills, born February 11, 1962, is the principal of Mills Fuel Service, Inc. He is a member of the Dawson County Rotary Club. Mr. Mills has served as a director since December 1998.

     James Wyman Walden, born January 6, 1948, is co-owner of C&W Ace Hardware, Inc. He is a member of the Board of Directors of the Dahlonega Rotary Club and he was the 1996 Chairman of the Dahlonega Lumpkin County Chamber of Commerce. Mr. Walden has served as a director of the Company and the Bank since their inception.

     Russell M. Wallace, born June 3, 1954, is President and co-owner of Country Cupboard Food Stores, Inc. He is a past Chairman of the Georgia Association of Convenience Stores and he is a member of the Board of Directors of the National Association of Convenience Stores. He is past Chairman of the Dawson County Heart Fund Association and the Dawson County Chamber of Commerce, and he is a member of the Dawson County Chamber of Commerce Board of Directors. He attended the University of Georgia. Mr. Wallace has served as a director of the Company and the Bank since their inception.

     During the previous five years, no Director of the Company was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of the Director. "Legal proceeding" Includes:

     o any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time;
     o any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
     o any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
     o any finding by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, such judgment having not been reversed, suspended or vacated.

Executive Officers

     John Philip Hester, Sr., (see paragraph in preceding section regarding directors). Mr. Hester has served as the President and Chief Executive Officer of the Company, the Bank and the other Subsidiaries since their inception.

     During the previous five years, no Executive Officer of the Company or the Bank was the subject of a legal proceeding (as defined above) that is material to an evaluation of the ability or integrity of the Executive Officer.

Compliance with Section 16(a) of the Exchange Act

     Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company pursuant to Rule 16a-3(d) during the year ended December 31, 2000, no person, who at any time during the year was a director, executive officer or beneficial owner of more than 10% of any class of equity securities of the Company, failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table contains information regarding all compensation, including bonuses, stock option awards and other payments, paid or accrued for each of the last three fiscal years for Mr. Hester, the Company's President and Chief Executive Officer (this individual is referred to in this prospectus as the "named executive officer"). No other executive officer of the Company or either Bank was paid $100,000 or more in salary, bonus and directors' fees during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION

                                                                                                    AWARDS        PAYOUTS
    (a)                     (b)        (c)          (d)           (e)             (f)          (g)         (h)          (i)

NAME AND                                                      OTHER ANNUAL     RESTRICTED     OPTION      LTIP         OTHER
PRINCIPAL POSITION         YEAR       SALARY       BONUS      COMPENSATION    STOCK AWARDS     SARs      PAYOUTS    COMPENSATION

J. Philip Hester, Sr.      2000     $ 136,500     $5,688           -               -            -           -         $61,633 1
CEO, President,            1999     $ 123,971     $5,417           -               -            -           -         $58,264 2
Director                   1998     $ 108,633     $  500           -               -            -           -         $12,418 3

--------
1 The Company has accrued a deferred bonus under the terms of his Employment Agreement totaling $54,600, provided an automobile allowance totaling $2,938 and contributed to its 401(k) plan for eligible employees $4,095 for Mr. Hester during the fiscal year ended December 31, 2000.

2 The Bank has accrued a deferred bonus under the terms of his Employment Agreement totaling $51,755, provided an automobile allowance totaling $2,938, and contributed to its 401(k) plan for eligible employees $3,571 for Mr. Hester during the fiscal year ended December 31, 1999.

3 The Company contributed to its 401(k) plan for eligible employees $$3,541 for Mr. Hester during the fiscal year ended December 31, 1998.

Employment Contracts, Termination Of Employment And Change-In-Control
Arrangements

     J. Philip Hester, Sr., President and Chief Executive Officer, as well as a Director, of the Company and the Bank, entered into an Amended and Restated Employment Agreement with the Bank effective September 17, 2001 for a term ending December 31, 2004, with automatic renewals of one year each absent termination for death, disability, cause, termination without cause or voluntary resignation. Mr. Hester's base salary from the effective date is $143,325, increasing 5% annually beginning January 1, 2002. In addition to the base salary, Mr. Hester will receive a performance bonus not to exceed 40% of his base salary (i) through the end of the current year based upon the Bank's CAMEL rating and the evaluation by the Board of Directors of the Bank's "current" condition at the end of each calendar year and (ii) beginning January 1, 2002 based upon a criteria established by the Compensation Committee of the Board of Directors during the last calendar quarter of each fiscal year for the subsequent year. Mr. Hester will receive a bonus for any fiscal year in which the Bank receives a CAMEL 3, 4 or 5 rating at the most recent examination only if the Bank receives a CAMEL 1 or 2 rating at the first examination in the next calendar year. Mr. Hester is also entitled to certain benefits, including an automobile allowance, a $1 million term life insurance policy, annual paid vacation, healthcare insurance and disability insurance.

     Mr. Hester was granted an option to purchase 42,000 shares of the common stock of the Company. The exercise price of the options is $8 per share, the fair market value per share of the Company's common stock at the time the options were granted, payable in cash. The option expires ten years after the date earned. As of December 31, 2000, Mr. Hester had already earned options to acquire up to 16,000 shares of the common stock under his original employment agreement after giving effect to the two-for-one stock split in October 2000. A liability and an expense of $16,880 was recorded for the year ended December 31, 2000 to reflect the difference between the grant price of the options and the fair value of the Company's common stock. These options have a weighted-average exercise price of $4.89 and expire in ten years. The weighted-average fair value of the options earned was $4.35.

     The Amended and Restated Employment Agreement contains a provision for a change in control of the Company or the Bank. In such event, Mr. Hester will be entitled to receive his base salary for the remainder of the term but not less than 18 months. There is a change in control for purposes of the agreement if either any person or group acting in concert acquire 50% or more of the outstanding shares of common stock of the Company or the Company sells substantially all of its assets.

Director Compensation

     The Company and the Bank pay each director $250 for each Board meeting attended. Members of the Loan Committee are paid $100 each month for their service on the committee.


                              CERTAIN TRANSACTIONS

     The Bank has had and expects to have in the future banking transactions in the ordinary course of its business with its directors, executive officers, principal shareholders, certain relatives of such persons, and their associates including corporations, partnerships, and other organizations in which such directors and officers have an interest, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. As of December 31, 2000, the Company had outstanding loans to certain of its directors, executive officers and certain relatives of such persons and their associates, which aggregated approximately $5,002,000. This represented approximately 52% of the Company's $9,585,000 equity capital accounts. The Company has not transacted within the previous two years, nor does it expect to transact in the immediate future, any business with any director, principal officer, or principal shareholder which exceeds 10% of the Company's equity capital accounts or $5 million, whichever is less.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership, as of December 31, 2001, of shares of Common Stock by the following persons:

     o each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock,
     o    each of the Company's directors,
     o    the Company's named executive officers, and
     o all directors and executive officers of the Company as a group, and the percentage of the outstanding shares of Common Stock represented thereby.

Except as noted below, the Company believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

Name and Address                 Amount and Nature of              Percent of
of Beneficial Owner*             Beneficial Ownership                Class
--------------------             --------------------              ----------

Ralph Millard Bowen                    111,196 4                     4.89%
430 Fairmont Drive
Norcross, Georgia  33071

Marcus C. Byrd, Jr.                    117,922 5                     5.18%
1661 Highway 9 South
Dawsonville, Georgia  30534

Glennon C. Grogan                       61,126 6                     2.69%
6060 Jewell Bennett Road
Dawsonville, Georgia  30534

James H. Grogan                         61,206 7                     2.69%
4215 Dahlonega Highway
Cumming, Georgia  30130

---------------
4 The figure excludes 20,000 shares owned by Mr. Bowen's spouse, 3,000 shares owned each by Mr. Bowen's two daughters, and 2,000 shares owned each by Mr. Bowen's three sons and another daughter, for which he disclaims beneficial ownership.

5 Includes 20,000 shares held in trust by Mr. Byrd in his Individual Retirement Account and 7,092 shares held by an affiliate, Byrd Howard Properties. The figure excludes 2,000 shares owned by Mr. Byrd's spouse, and 2,200 shares owned each by his son and daughter, for which he disclaims beneficial ownership.

6 The figure excludes 2,000 shares owned jointly by Mr. Grogan's spouse and son, and 2,000 shares owned jointly by Mr. Grogan's spouse and daughter, for which he disclaims beneficial ownership.

7 The figure excludes 3,000 shares owned by Mr. Grogan's spouse for which Mr. Grogan disclaims beneficial ownership.

Name and Address                 Amount and Nature of              Percent of
of Beneficial Owner*              BeneficialOwnership                Class
--------------------              -------------------                -----

Andrew M. Head                         101,446 8                     4.46%
5270 Woodridge Forest Trail
Atlanta, Georgia  30327

J. Philip Hester, Sr.                   20,830                       0.92%
32 Lakeshore Circle
Dawsonville, Georgia  30534

Bruce T. Howard                         57,092 9                     2.51%
4975 Bagley Terrace Drive
Alpharetta, Georgia  30201

David E. Johnson                        91,446                       4.02%
6775 Polo Drive
Cumming, Georgia  30130

William A. McRae                        76,446 10                    3.36%
499 Johnson Ferry Road
Atlanta, Georgia  30328

Kim Mills                               21,446 11                    0.94%
5015 Oak Grove Circle
Cumming, Georgia 30041

James W. Walden                         71,196 12                    3.13%
262 Jack Walker Road
Dahlonega, Georgia  30533

Russell M. Wallace                     137,196 13                    6.03%
77 Old River Road
Dahlonega, Georgia  30533

All executives officers and            928,548                      40.82%
directorsas a group

8 The figure excludes 2,000 shares owned by Mr. Head's spouse, 200 shares owned by his son and 200 shares owned each by his two daughters, for which Mr. Head disclaims beneficial ownership.

9 This figure includes 7,092 shares held by an affiliate, Byrd Howard
Properties.

10 The figure includes 5,000 shares held in the McRae and Stolz Money Purchase Pension Plan.

11 The figure excludes 1,000 shares owned each by Ms. Mills' two daughters, for which Ms. Mills disclaims beneficial ownership.

12 The figure excludes 200 shares owned by Mr. Walden's daughter, for which he disclaims beneficial ownership.

13 Includes 4,000 shares held in trust by Mr. Wallace in his Individual Retirement Account. The figure excludes 3,200 shares held by Mr. Wallace's spouse, 2,000 shares owned by Mr. Wallace's daughter and 2,000 shares owned by Mr. Wallace's son for which Mr. Wallace disclaims beneficial ownership.

None of the persons listed in the above table have the right to acquire beneficial ownership of any shares of the Company as specified in Rule 13d-3(d)(1) of the Exchange Act.


                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized by its Articles of Incorporation to issue 20,000,000 shares of common stock, 10,000,000 of which is voting shares and 10,000,000 of which is non-voting shares. As of the date of this prospectus, the Company has 2,275,000 shares of common stock issued and outstanding.

     All shares of common stock are entitled to share equally in dividends from funds legally available when, as and if declared by the Board of Directors of the Company, and upon liquidation or dissolution of the Company to share equally in the assets of the Company available for distribution to shareholders. Each holder of common stock issued and outstanding is entitled to one vote for each share on all matters submitted to the shareholders. None of the non-voting common stock is issued or outstanding.

     There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. The Company's Articles of Incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are, upon payment therefor, fully paid and non-assessable.


                                  LEGAL MATTERS

     Schreeder, Wheeler & Flint, LLP, counsel to Chestatee Bancshares, Inc., will pass upon the validity of the common stock offered under this prospectus.


                                     EXPERTS

     The consolidated financial statements of Chestatee Bancshares, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Mauldin & Jenkins, LLC, independent auditors, and are included in reliance upon such reports given upon the authority of this firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 that relates to the offering of common stock. This prospectus is only part of the registration statement. It does not contain all of the information in the registration statement. The rules and regulations of the Securities and Exchange Commission permit us to omit certain portions of the registration statement from the prospectus. For more information regarding the Company, you should refer to the registration statement, including the exhibits.

     This prospectus contains a description of all the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. The descriptions of such documents are brief and are not necessarily complete. As a result, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement for a more complete description of such document. Each statement in this prospectus is qualified in its entirety by reference to the complete document. You can examine and obtain copies of the registration statement at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operations of the Public Reference Section by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains registration statements and other information about issuers like us who file electronically with the securities and exchange commission. The address of this site is http://www.sec.gov. We also file periodic reports on Forms 10-KSB and 10-QSB, current reports on Form 8-K and our proxy materials with the Securities and Exchange Commission pursuant to the requirements of the Securities and exchange Act of 1934. These reports may be obtained from the Securities and Exchange Commission in the manner described above.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code provide for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for us or on our behalf. The Company's Bylaws contain specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of this statute. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of such issue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Page(s)

Independent Auditor's Report dated January 12, 2001..........................F-2

Consolidated Balance Sheets
         December 31, 2000 and 1999 .........................................F-3

Consolidated Statements of Income
         Years ended December 31, 2000 and 1999 .............................F-4

Consolidated Statements of Comprehensive Income
         Years ended December 31, 2000 and 1999 .............................F-5

Consolidated Statements of Shareholders' Equity
         Years ended December 31, 2000 and 1999 .............................F-6

Consolidated Statements of Cash Flows
         Years ended December 31, 2000 and 1999 .............................F-7

Notes to Consolidated Financial Statements
         Years ended December 31, 2000 and 1999..............................F-8

Consolidated Balance Sheet
         September 30, 2001 ................................................F-22

Consolidated Statements of Income and Comprehensive Income (Loss) Three months ended periods ended September 30, 2001 and 2000
         Nine months ended September 30, 2001 and 2000......................F-23

Consolidated Statements of Cash Flows
         Nine months ended September 30, 2001 and 2000 .....................F-24

Notes to Consolidated Financial Statements
         Nine months ended September 30, 2001 and 2000......................F-25

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Chestatee Bancshares, Inc. and Subsidiary
Dawsonville, Georgia


     We have audited the accompanying consolidated balance sheets of Chestatee Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chestatee Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                   /s/ MAULDIN & JENKINS, LLC





Atlanta, Georgia
January 12, 2001

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     Assets                                      2000            1999
                                     ------                                      ----            ----
Cash and due from banks                                                     $  5,031,994    $  2,264,288
Federal funds sold                                                             2,730,000       2,420,000
Securities available-for-sale                                                  2,240,056         586,381
Securities held-to-maturity, fair value of $1,390,057
   and $2,866,480, respectively                                                1,399,315       2,905,919

Loans                                                                         67,066,299      39,642,439
Less allowance for loan losses                                                   736,898         397,262
                                                                            ------------    ------------
          Loans, net                                                          66,329,401      39,245,177

Premises and equipment                                                         3,631,474       2,969,556
Other assets                                                                   1,067,412         639,587
                                                                            ------------    ------------

          Total assets                                                      $ 82,429,652    $ 51,030,908
                                                                            ============    ============
                      Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing                                                     $  7,547,972    $  5,102,347
    Interest-bearing                                                          64,630,121      36,713,632
                                                                            ------------    ------------
          Total deposits                                                      72,178,093      41,815,979
Other borrowings                                                                  50,000            --
Other liabilities                                                                616,423         187,837
                                                                            ------------    ------------
          Total liabilities                                                   72,844,516      42,003,816
                                                                            ------------    ------------
Commitments and contingencies

Stockholders' equity
    Common stock; no par value; 20,000,000 shares authorized;
        1,900,000 and 950,000 shares issued and outstanding, respectively      9,482,364       9,482,364
    Retained earnings (deficit)                                                  103,907        (446,053)
    Accumulated other comprehensive loss                                          (1,135)         (9,219)
                                                                            ------------    ------------
          Total stockholders' equity                                           9,585,136       9,027,092
                                                                            ------------    ------------

          Total liabilities and stockholders' equity                        $ 82,429,652    $ 51,030,908
                                                                            ============    ============

See Notes to Consolidated Financial Statements.

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                   2000         1999
                                                                   ----         ----
Interest income
    Loans                                                       $5,701,920   $3,013,558
    Taxable securities                                             215,785      248,082
    Federal funds sold                                             262,527      163,962
                                                                ----------   ----------
          Total interest income                                  6,180,232    3,425,602
                                                                ----------   ----------

Interest expense
    Deposits                                                     2,822,070    1,324,791
    Other borrowings                                                 2,355        4,942
                                                                ----------   ----------
          Total interest expense                                 2,824,425    1,329,733
                                                                ----------   ----------

          Net interest income                                    3,355,807    2,095,869
Provision for loan losses                                          347,200      245,442
                                                                ----------   ----------
          Net interest income after provision for loan losses    3,008,607    1,850,427
                                                                ----------   ----------

Other income
    Service charges on deposit accounts                            304,606      181,453
    Other operating income                                         127,148      154,277
                                                                ----------   ----------
          Total other income                                       431,754      335,730
                                                                ----------   ----------

Other expense
    Salaries and employee benefits                               1,376,752    1,015,372
    Equipment and occupancy expense                                399,647      226,674
    Other operating expenses                                     1,104,152      646,694
                                                                ----------   ----------
          Total other expense                                    2,880,551    1,888,740
                                                                ----------   ----------

          Income before income taxes                               559,810      297,417

Income tax expense                                                   9,850         --
                                                                ----------   ----------

          Net income                                            $  549,960   $  297,417
                                                                ==========   ==========

Basic and diluted earnings per share                            $     0.29   $     0.16
                                                                ==========   ==========

See Notes to Consolidated Financial Statements.

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                2000        1999
                                                                ----        ----

Net income                                                    $ 549,960   $ 297,417

Other comprehensive income (loss):
        Unrealized holding gains (losses) on securities
           available-for-sale arising during period, net of
           tax (benefits) of $(696) and $- -, respectively        8,084      (9,219)
                                                              ---------   ---------

Comprehensive income                                          $ 558,044   $ 288,198
                                                              =========   =========

See Notes to Consolidated Financial Statements.

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                      Common Stock                      Accumulated
                                 -----------------------   Retained         Other         Total
                                               Amount      Earnings     Comprehensive  Stockholders'
                                   Shares      Paid In     (Deficit)    Income (Loss)     Equity
                                 ----------  -----------   ----------     ---------     -----------
Balance, December 31, 1998          950,000   $9,482,364   $ (743,470)    $    --        $8,738,894
    Net income                         --           --        297,417          --           297,417
    Other comprehensive loss           --           --           --          (9,219)         (9,219)
                                 ----------   ----------   ----------     ---------      ----------
Balance, December 31, 1999          950,000    9,482,364     (446,053)       (9,219)      9,027,092
    Net income                         --           --        549,960          --           549,960
    Stock split                     950,000         --           --            --              --
    Other comprehensive income         --           --           --           8,084           8,084
                                 ----------   ----------   ----------     ---------      ----------
Balance, December 31, 2000        1,900,000   $9,482,364   $  103,907     $  (1,135)     $9,585,136
                                 ==========   ==========   ==========     =========      ==========

See Notes to Consolidated Financial Statements.

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                     2000            1999
                                                                     ----            ----
OPERATING ACTIVITIES
    Net income                                                  $    549,960    $    297,417
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                 167,190         108,047
        Deferred taxes                                              (223,784)         (7,240)
        Provision for loan losses                                    347,200         245,442
        Loss on sale of other real estate owned                        4,538            --
        Increase in interest receivable                             (403,594)       (141,908)
        Increase in interest payable                                 227,265          65,567
        Other operating activities                                   196,606        (118,610)
                                                                ------------    ------------

          Net cash provided by operating activities                  865,381         448,715
                                                                ------------    ------------

INVESTING ACTIVITIES
    Purchase of securities available-for-sale                     (2,828,205)     (1,304,613)
    Proceeds from maturities of securities available-for-sale      1,181,918         751,513
    Purchase of securities held-to-maturity                             --          (898,750)
    Proceeds from maturities of securities held-to-maturity        1,506,604       2,970,623
    Net (increase) decrease in federal funds sold                   (310,000)      5,090,000
    Net increase in loans                                        (27,477,786)    (24,150,525)
    Purchase of premises and equipment                              (829,108)       (307,411)
    Proceeds from sale of other real estate owned                    246,788            --
                                                                ------------    ------------

              Net cash used in investing activities              (28,509,789)    (17,849,163)
                                                                ------------    ------------

FINANCING ACTIVITIES
    Net increase in deposits                                      30,362,114      18,761,531
    Proceeds from other borrowings                                    50,000            --
                                                                ------------    ------------

              Net cash provided by financing activities           30,412,114      18,761,531
                                                                ------------    ------------

Net increase in cash and due from banks                            2,767,706       1,361,083

Cash and due from banks at beginning of year                       2,264,288         903,205
                                                                 ------------   ------------

Cash and due from banks at end of year                          $  5,031,994    $  2,264,288
                                                                ============    ============

SUPPLEMENTAL DISCLOSURES Cash paid for:
        Interest                                                $  2,597,160    $  1,264,166
        Income taxes                                            $     47,254    $      6,000

NONCASH TRANSACTIONS
     Principal balance of loans transferred
         to other real estate owned                             $     46,362    $    204,964

See Notes to Consolidated Financial Statements.

                    CHESTATEE BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Nature of Business

                  Chestatee Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Chestatee State Bank (the "Bank"). The Bank is a commercial bank located in Dawsonville, Dawson County, Georgia. The Bank provides a full range of banking services in its primary market area of Dawson County and the surrounding counties.

                  Basis of Presentation

                  The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred taxes.

                  Cash, Due From Bank and Cash Flows

                  For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

                  The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                  Securities

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

                  Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                  Loans

                  Loans are reported at their outstanding unpaid principal balances less unearned income and the allowance for loan losses. Interest income is accrued on the unpaid balance.

                  Nonrefundable loan fees and costs for loans are deferred and recognized in income over the life of the loans.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Loans (Continued)

                  The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loan is returned to accrual status.

                  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

                  The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

                  A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

                  Premises and Equipment

                  Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by straight-line methods over the estimated useful lives of the assets.

                  Other Real Estate Owned

                  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2000 and 1999 was $ -
                  - and $204,964, respectively.

                  Transfers of Financial Assets

                  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Income Taxes

                  Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

                  Stock Options

                  Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock options, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to measure compensation cost for stock options using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to measure compensation cost in accordance with the accounting methodology in Opinion No. 25.

                  Earnings Per Share

                  Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                  Comprehensive Income

                  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                  Recent Developments

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Reclassifications

                  Certain expenses on the consolidated statement of income for the year ended December 31, 1999 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2000.

NOTE 2.           SECURITIES

                  The amortized cost and fair value of securities are summarized as follows:

                                                          Gross          Gross
                                           Amortized    Unrealized    Unrealized      Fair
                                             Cost          Gains         Losses       Value
                                             ----          -----         ------       -----
Securities Available-for-Sale
   December 31, 2000:
   U.S. Government and
     agency securities                    $2,146,287   $      1,798   $   (3,629)   $2,144,456
   Restricted equity securities               95,600           --           --          95,600
                                          ----------   ------------   ----------    ----------
                                          $2,241,887   $      1,798   $   (3,629)   $2,240,056
                                          ==========   ============   ==========    ==========
   December 31, 1999:
   U.S. Government and
     agency securities                    $  500,000   $       --     $   (9,219)   $  490,781
   Restricted equity securities               95,600           --           --          95,600
                                          ----------   ------------   ----------    ----------
                                          $  595,600   $       --         (9,219)   $  586,381
                                          ==========   ============   ==========    ==========
      Securities Held-to-Maturity December 31, 2000:
   U. S. Government and agency
      securities                          $1,399,315   $       --     $   (9,258)   $1,390,057
                                          ==========   ============   ==========    ==========

   December 31, 1999:
   U. S. Government and agency
      securities                          $2,905,919   $       --     $  (39,439)   $2,866,480
                                          ==========   ============   ==========    ==========

                  Securities with a carrying value of $399,000 at December 31, 2000 and 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

                  The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.

                            Securities Available-for-Sale        Securities Held-to-Maturity
                            -----------------------------        ----------------------------
                              Amortized         Fair              Amortized           Fair
                                Cost            Value               Cost              Value
                                ----            -----               ----              -----

Due in one year or less      $1,396,287       $1,394,456          $1,000,000       $  994,432
Due from one to five years      750,000          750,000             399,315          395,625
                             ----------       ----------          ----------       ----------
                             $2,146,287       $2,144,456          $1,399,315       $1,390,057
                             ==========       ==========          ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.           LOANS

                  The composition of loans is summarized as follows:

                                      December 31,
                             ----------------------------
                                  2000            1999
                             ------------    ------------


Commercial and industrial    $ 16,896,000    $  5,104,000
Real estate - construction      7,707,000       4,902,000
Real estate - mortgage         33,542,000      23,802,000
Consumer  and other             9,014,673       5,930,007
                             ------------    ------------
                                               39,738,007
Unearned income                   (93,374)        (95,568)
Allowance for loan losses        (736,898)       (397,262)
                             ------------    ------------
Loans, net                   $ 66,329,401    $ 39,245,177
                             ============    ============

                  Changes in the allowance for loan losses are as follows:

                                            Years Ended December 31,
                                             ----------------------
                                                2000        1999
                                             ---------    ---------

Balance, beginning of year                   $ 397,262    $ 151,820
Provision for loan losses                      347,200      245,442
Loans charged off                               (7,564)        --
Recoveries of loans previously charged off        --           --
                                             ---------    ---------
Balance, end of year                         $ 736,898    $ 397,262
                                             =========    =========

                  Management has identified no material amounts of impaired loans as of December 31, 2000 or 1999 as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The average recorded investment in impaired loans for 2000 and 1999 was $ - - and $52,913, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2000 and 1999.

                  In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:

                  Balance, beginning             $ 4,595,013
                  Advances                         3,720,117
                  Repayments                      (3,311,778)
                                                 -----------
                  Balance, ending                $ 5,003,352

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4.           PREMISES AND EQUIPMENT

                  Premises and equipment are summarized as follows:


                                  December 31,
                           --------------------------
                               2000           1999
                           -----------    -----------

Land                       $   732,454    $   416,725
Buildings                    2,129,005      2,090,616
Equipment                    1,122,498        647,507
                           -----------    -----------
                                            3,154,848
Accumulated depreciation      (352,483)      (185,292)
                           -----------    -----------
                           $ 3,631,474    $ 2,969,556
                           ===========    ===========


NOTE 5.          DEPOSITS

                  The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $18,356,708 and $7,604,393, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

                      2001                        $ 31,726,669
                      2002                           8,715,505
                      2003                           1,326,564
                      2004                           1,099,461
                      2005                             355,722
                      Thereafter                         7,880
                                                  -------------
                                                  $ 43,231,801
                                                  =============

NOTE 6.           LEASE

                  The Company leases its branch facilities under various noncancelable operating lease agreements. The initial terms of the leases range from three to five years. The leases require the Company to pay normal maintenance costs.

                  Future minimum lease payments on noncancelable leases based on initial terms are summarized as follows:

                      2001                        $  52,333
                      2002                           54,333
                      2003                           31,667
                                                  ----------
                                                  $ 138,333
                                                  ==========

                  Rental expense under all operating leases amounted to $41,170 and $31,576 for the years ended December 31, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7.           OTHER BORROWINGS

                  Other borrowings consist of a $75,000 unsecured line of credit with another financial institution. The balance of the line of credit was $50,000 as of December 31, 2000. Principal is due on June 7, 2001 with interest payable semi-annually at prime minus .5% (9.00% at December 31, 2000).

NOTE 8.           EMPLOYEE BENEFIT PLANS

                  401(K) Plan

                  The Company has a 401(K) plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $19,165 and $19,748 for the years ended December 31, 2000 and 1999, respectively.

                  Stock Option Plan and Agreements

                  In 2000, the Company adopted employee and director stock option plans, reserving a total of 300,000 options for future grant. The plans are subject to the approval of the Company shareholders at the 2001 annual meeting of shareholders.

                  The Company also has employee agreements with certain of its executive officers whereby stock options are earned based upon the performance of the Company. As of December 31, 2000, options earned under these agreements totaled 20,000. A liability and an expense of $21,100 has been recorded as of and for the year ended December 31, 2000 to reflect the difference between the grant price of the options and the fair value of the Company's common stock. The options have a weighted average exercise price of $4.89 and expire in ten years. The weighted average fair value of the options earned was $4.35.

                  The Company applies Opinion 25 and related Interpretations in accounting for the stock options. Had compensation cost for the stock options been determined based on the fair value of the awards consistent with the method prescribed by FASB Statement No. 123, net income and earnings per share for the year ended December 31, 2000 would have been adjusted to the pro forma amounts indicated below.

                  Net income                 As reported            $ 549,960
                                             Pro forma              $ 508,936

                  Earnings per share         As reported            $    0.29
                                             Pro forma              $    0.27

                  Earnings per share -       As reported            $    0.29
                    assuming dilution        Pro forma              $    0.27

                  The fair value of the options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2000.


          Dividend yield (as a percent of the fair value of the stock)        0%
          Expected life                                                 10 years
          Expected volatility                                                 0%
          Risk-free interest rate                                          6.23%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9.           INCOME TAXES

                  Income tax expense consists of the following:

                                                       Years Ended December 31,
                                                      --------------------------
                                                          2000           1999
                                                      ----------       ---------

                  Current                             $  233,634        100,326
                  Deferred                               (55,328)       (17,781)
                  Change in valuation allowance         (168,456)       (82,545)
                                                      ----------       --------
                       Income tax expense             $    9,850             -
                                                      ==========       ========

                  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                             Years Ended December 31,
                                  ----------------------------------------------
                                           2000                     1999
                                           ----                     ----
                                    Amount     Percent       Amount      Percent
                                    ------     -------       ------      -------

Income taxes at statutory rate   $ 190,336         34 %    $ 101,122        34 %
Change in valuation allowance     (168,456)       (30)       (82,545)      (28)
Tax-free interest on loans            (790)        --        (10,190)       (3)
Surtax exemption                      --           --         (9,170)       (3)
Other items                        (11,240)        (2)           783         --
                                 ---------    ---------    ---------    --------
     Income tax expense          $   9,850          2 %    $    --          -- %
                                 =========    =========    =========    ========

                  The components of deferred income taxes are as follows:

                                              December 31,
                                         ---------------------
                                            2000        1999
                                            ----        ----
Deferred tax assets:
   Loan loss reserves                    $ 174,244   $  67,804
   Deferred loan fees                       34,220      30,970
   Preopening and organization costs        83,887      88,997
   Other                                     7,962      23,364
   Securities available-for-sale               696       3,134
   Valuation allowance                        --      (171,590)
                                         ---------   ---------
                                           301,009      42,679
Deferred tax liabilities, depreciation      69,289      35,439
                                         ---------   ---------

          Net deferred tax assets        $ 231,720   $   7,240
                                         =========   =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10.          EARNINGS PER SHARE

                  Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                    Years Ended December 31,
                                                  --------------------------
                                                       2000        1999
                                                       ----        ----
Basic Earnings Per Share:
   Weighted average common shares outstanding       1,900,000    1,900,000
                                                   ==========   ==========

   Net income                                      $  549,960   $  297,417
                                                   ==========   ==========

   Basic earnings per share                        $     0.29   $     0.16
                                                   ==========   ==========

Diluted Earnings Per Share:
   Weighted average common shares outstanding       1,900,000    1,900,000
   Net effect of the assumed exercise of stock
      options based on the treasury stock method
      using average market prices for the year          6,607         --
                                                   ----------   ----------
   Total weighted average common shares and
      common stock equivalents outstanding          1,906,607    1,900,000
                                                   ==========   ==========

   Net income                                      $  549,960   $  297,417
                                                   ==========   ==========

   Diluted earnings per share                      $     0.29   $     0.16
                                                   ==========   ==========

NOTE 11.          COMMITMENTS AND CONTINGENCIES

                  The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                December 31,
                                       -----------------------------
                                           2000             1999
                                           ----             ----

Commitments to extend credit           $ 15,435,000     $ 12,984,000
                                       ============     ============

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11.          COMMITMENTS AND CONTINGENCIES (Continued)

                  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary. There were no outstanding letters of credit at December 31, 2000.

                  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 12.          CONCENTRATIONS OF CREDIT

                  The Company originates primarily commercial, residential, and consumer loans to customers in Dawson County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the Dawson County area.

                  Sixty-one percent of the Company's loan portfolio is concentrated in real estate loans, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in
                  Note 3.

                  The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,370,000.

NOTE 13.          Regulatory Matters

                  The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, approximately $154,000 of dividends could be paid without regulatory approval.

                  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13.          REGULATORY MATTERS (Continued)

                  The Company and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                       To Be Well
                                                                             For Capital            Capitalized Under
                                                                              Adequacy              Prompt Corrective
                                                     Actual                   Purposes              Action Provisions
                                            --------------------------  ----------------------   ------------------------
                                               Amount         Ratio        Amount       Ratio       Amount        Ratio
                                            ------------   -----------  -----------   --------   ------------   ---------
                                                                       (Dollars in Thousands)
                                            -----------------------------------------------------------------------------
December 31, 2000:
 Total Capital to Risk Weighted Assets
    Consolidated                            $  10,323        15.05%    $  5,488         8%       $    N/A         N/A
    Bank                                    $  10,374        15.13%    $  5,486         8%       $  6,857         10%
 Tier I Capital to Risk Weighted Assets
    Consolidated                            $   9,586        13.97%    $  2,744         4%       $    N/A         N/A
    Bank                                    $   9,637        14.06%    $  2,743         4%       $  4,114          6%
 Tier I Capital to Average Assets
    Consolidated                            $   9,586        11.97%    $  3,205         4%       $    N/A         N/A
    Bank                                    $   9,637        12.03%    $  3,205         4%       $  4,006          5%
December 31, 1999:

Bank Only
Total Capital to Risk Weighted Assets       $   9,433        22.72%    $  3,322         8%       $  4,152         10%
Tier I Capital to Risk Weighted Assets      $   9,036        21.76%    $  1,661         4%       $  2,492          6%
Tier I Capital to Average Assets            $   9,036        17.94%    $  2,015         4%       $  2,519          5%

NOTE 14.          FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                  Cash, Due From Banks and Federal Funds Sold:

                  The carrying amounts of cash, due from banks and federal funds sold approximate fair values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14.          FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                  Securities:

                  Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

                  Loans:

                  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

                  Deposits:

                  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                  Other Borrowings:

                  The carrying amounts of other borrowings approximate their fair values.

                  Accrued Interest:

                  The carrying amounts of accrued interest approximate their fair values.

                  Off-Balance Sheet Instruments:

                  Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14.          FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                  Off-Balance Sheet Instruments (Continued):

                  The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                        December 31,
                                         ----------------------------------------------------------------------------
                                                         2000                                   1999
                                         -------------------------------------  -------------------------------------
                                             Carrying             Fair              Carrying             Fair
                                              Amount              Value              Amount              Value
                                         -----------------  ------------------  -----------------   -----------------
Financial assets:
   Cash, due from banks, and federal
      funds sold                         $  7,761,994       $  7,761,994       $  4,684,288        $  4,684,288
   Securities available-for-sale            2,240,056          2,240,056            586,381             586,381
   Securities held-to-maturity              1,399,315          1,390,057          2,905,919           2,866,480
   Loans                                   66,329,401         66,720,191         39,245,177          39,660,330
   Accrued interest receivable                686,239            686,239            282,645             282,645

Financial liabilities:
   Deposits                                72,178,093         72,334,783         41,815,979          41,971,850
   Other borrowings                            50,000             50,000                -                   -
   Accrued interest payable                   317,805            317,805             90,540              90,540

NOTE 15.          STOCK DIVIDEND

                  The Company declared a two-for-one common stock split in 2000. Earnings per share and all per share amounts for the year ended December 31, 1999 have been retroactively adjusted for the increased number of shares of common stock.

NOTE 16.           SUPPLEMENTARY FINANCIAL DATA

                  Components of other income and expenses in excess of 1% of total revenue are as follows:

                                            Years Ended December 31,
                                        ------------------------------
                                             2000              1999
                                             ----              ----
Other income:
   Mortgage loan origination fees       $  86,944          $ 125,364
Other expenses:
   Advertising                             87,977             43,922
   Stationery and supplies                138,871             68,874
   Data processing                        138,952             61,515
   Legal and professional                 149,162             72,291

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17.          PARENT COMPANY FINANCIAL INFORMATION

                  The following information presents the condensed balance sheet, statements of income and cash flows of Chestatee Bancshares, Inc. as of December 31, 2000 and for the period from March 31, 2000 through December 31, 2000:

                             CONDENSED BALANCE SHEET

Assets
  Cash                                                         $     3,961
  Investment in subsidiary                                       9,635,885
  Other assets                                                      30,755
                                                               -----------

        Total assets                                           $ 9,670,601
                                                               ===========

Liabilities
  Other borrowings                                             $    50,000
  Other                                                             35,465
                                                               -----------
                                                                    85,465
                                                               -----------

Stockholders' equity                                             9,585,136
                                                               -----------

        Total liabilities and stockholders' equity             $ 9,670,601
                                                               ===========

                     CONDENSED STATEMENT OF INCOME

Expenses:
  Employee benefits                                            $    21,100
  Interest                                                           2,355
  Other                                                             58,049
                                                               -----------
                                                                    81,504

               Loss before income tax benefits and equity in
                 undistributed income of subsidiary                (81,504)

Income tax benefits                                                (30,755)
                                                               -----------

               Loss before equity in undistributed
                 income of subsidiary                              (50,749)

Equity in undistributed income of subsidiary                       443,415
                                                               -----------

               Net income                                      $   392,666
                                                               ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 NOTE 17.         PARENT COMPANY FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
  Net income                                          $ 392,666
  Adjustments to reconcile net income to
     net cash used in operating activities:
     Undistributed income of subsidiary                (443,415)
     Other operating activities                           4,710
                                                      ---------

          Net cash used in operating activities         (46,039)
                                                      ---------

FINANCING ACTIVITIES
  Proceeds from other borrowings                         50,000
                                                      ---------

          Net cash provided by financing activities      50,000
                                                      ---------
                                                          3,961
Net increase in cash

Cash at beginning of year                                  --
                                                      ---------

Cash at end of year                                   $   3,961
                                                      =========

NOTE 18.          BUSINESS COMBINATION

                  On March 31, 2000, the Company acquired all of the outstanding stock of the Bank in exchange for 950,000 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interest. The net income of the Bank prior to the acquisition was $157,294 and has been included in the consolidated statement of income.

                  Common stock and capital surplus as of December 31, 1999 have been restated to reflect the change from the Bank's $5 par value common stock to the Company's no par value common stock. This restatement had no effect on total stockholders' equity.

                   CHESTATEE BANCSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               September 30, 2001
                                   (Unaudited)

                                 Assets
Cash and due from banks                                     $  2,488,434
Interest-bearing deposits in banks                               311,836
Securities available-for-sale                                  1,674,575
Securities held-to-maturity, fair value of $409,000              388,299
Federal funds sold                                             1,030,000

Loans                                                        102,844,129
Less allowance for loan losses                                 1,029,255
                                                            ------------
          Loans, net                                         101,814,874
                                                            ------------

Premises and equipment                                         4,295,339
Other assets                                                   1,297,984
                                                            ------------

          Total assets                                      $113,301,341
                                                            ============

                  Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing                                     $ 10,433,343
    Interest-bearing                                          92,867,092
                                                            ------------
          Total deposits                                     103,300,435
Other liabilities                                                379,664
                                                            ------------
          Total liabilities                                  103,680,099
                                                            ------------

Commitments and contingencies

Stockholders' equity
    Common stock, no par value; 20,000,000 shares
      authorized; 1,900,000 shares issued and outstanding      9,482,364
    Retained earnings                                            133,614
    Accumulated other comprehensive income                         5,264
                                                            ------------
          Total stockholders' equity                           9,621,242
                                                            ------------

          Total liabilities and stockholders' equity        $113,301,341
                                                            ============

See Notes to Consolidated Financial Statements.

                   CHESTATEE BANCSHARES, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
               THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 AND
                  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (Unaudited)

                                                                     Three Months Ended            Nine Months Ended
                                                                        September 30,                 September 30,
                                                                        -------------                 -------------
                                                                      2001           2000          2001          2000
                                                                      ----           ----          ----          ----
Interest income
    Loans                                                         $ 2,139,486    $ 1,542,224   $ 6,027,292   $ 3,993,171
    Taxable securities                                                 36,169         64,667       116,542       161,617
    Federal funds sold                                                 23,735         67,849       140,037       163,370
    Interest-bearing deposits in banks                                  7,575           --          13,371          --
                                                                  -----------    -----------   -----------   -----------
              Total interest income                                 2,206,965      1,674,740     6,297,242     4,318,158
                                                                  -----------    -----------   -----------   -----------

Interest expense
    Deposits                                                        1,166,585        768,525     3,254,370     1,907,269
    Federal funds purchased                                              --            1,200         1,004         1,200
                                                                  -----------    -----------   -----------   -----------
              Total interest expense                                1,166,585        769,725     3,255,374     1,908,469
                                                                  -----------    -----------   -----------   -----------

              Net interest income                                   1,040,380        905,015     3,041,868     2,409,689
Provision for loan losses                                             134,755         57,500       306,610       198,519
                                                                  -----------    -----------   -----------   -----------
              Net interest income after
                provision for loan losses                             905,625        847,515     2,735,258     2,211,170
                                                                  -----------    -----------   -----------   -----------

Other income
      Service charges and fees                                        113,245         75,471       292,773       203,765
      Other operating income                                           29,523         22,019        93,657        93,837
                                                                  -----------    -----------   -----------   -----------
              Total other income                                      142,768         97,490       386,430       297,602
                                                                  -----------    -----------   -----------   -----------

Other expenses
    Salaries and employee benefits                                    519,456        330,075     1,436,369       895,684
    Occupancy and equipment expenses                                  181,752         95,064       425,444       271,462
    Other operating expenses                                          432,416        279,099     1,214,865       798,471
                                                                  -----------    -----------   -----------   -----------
              Total other expenses                                  1,133,624        704,238     3,076,678     1,965,617
                                                                  -----------    -----------   -----------   -----------

              Net income before income taxes                          (85,231)       240,767        45,010       543,155

Income tax expense                                                    (50,358)        49,075        15,303        49,076
                                                                  -----------    -----------   -----------   -----------

              Net income (loss)                                       (34,873)       191,692        29,707       494,079
                                                                  -----------    -----------   -----------   -----------
Other comprehensive income (loss):
     Unrealized gains (losses) on securities available-for-sale
         arising during period, net of tax                              2,364          8,406         6,399         7,608
                                                                  -----------    -----------   -----------   -----------


Comprehensive income (loss)                                       $   (32,509)   $   200,098   $    36,106   $   501,687
                                                                  ===========    ===========   ===========   ===========

Basic and diluted earnings (losses)  per share                    $     (0.02)   $      0.10   $      0.02   $      0.26
                                                                  ===========    ===========   ===========   ===========

Cash dividends per share                                          $      --      $      --     $      --     $      --
                                                                  ===========    ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

                   CHESTATEE BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (Unaudited)

                                                                        2001            2000
                                                                    -----------    ------------
OPERATING ACTIVITIES
    Net income                                                     $     29,707    $    494,079
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
        Depreciation                                                    180,975         118,229
        Provision for loan losses                                       306,610         198,519
        Loss on sale of other real estate owned                            --             4,538
        Increase in interest receivable                                (113,548)       (321,653)
        Increase(decrease) in interest payable                          (16,643)        135,553
        Other operating activities                                     (340,547)         15,835
                                                                   ------------    ------------

              Net cash provided by(used in) operating activities         46,554         645,100
                                                                   ------------    ------------

INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks                 (311,836)        (12,740)
    Net increase in federal funds sold                                1,700,000      (2,870,000)
    Purchase of securities available-for-sale                        (1,571,000)     (2,828,205)
    Proceeds from maturities of securities available-for-sale         2,146,287       1,191,282
    Proceeds from maturities of securities held-to-maturity           1,011,016       1,506,683
    Net increase in loans                                           (35,792,083)    (19,825,944)
    Purchase of premises and equipment                                 (844,840)       (200,882)
    Proceeds from sale of other real estate                                --           246,788
                                                                   ------------    ------------

              Net cash used in investing activities                 (33,662,456)    (22,793,018)
                                                                   ------------    ------------

FINANCING ACTIVITIES
    Net increase in deposits                                         31,122,342      23,082,313
    Proceeds from other borrowings                                       20,000          50,000
    Repayment of other borrowings                                       (70,000)           --
                                                                   ------------    ------------

              Net cash provided by financing activities              31,072,342      23,132,313
                                                                   ------------    ------------

Net decrease in cash and due from banks                              (2,543,560)        984,395

Cash and due from banks, beginning of period                          5,031,994       2,264,288
                                                                   ------------    ------------

Cash and due from banks, end of period                             $  2,488,434    $  3,248,683
                                                                   ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid for:
         Interest                                                  $  3,272,017    $  1,772,916
         Income taxes                                              $    288,394    $     40,554

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.           BASIS OF PRESENTATION

                  The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

                  The results of operations for the three and six month periods ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.           CURRENT ACCOUNTING DEVELOPMENTS

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement was deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permitted early adoption as of the beginning of any fiscal quarter after its issuance. The Company adopted this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. The effect of the adoption of SFAS No. 133 was not material to the Company's earnings or financial position.

                  There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                           CHESTATEE BANCSHARES, INC.

                              6639 Highway 53 East
                           Dawsonville, Georgia 30534
                                 (706) 216-2265


                     Subscription for Shares of Common Stock
                        and Waiver of Right of Rescission
Gentlemen:

Chestatee Bancshares, Inc. (the "Company") is offering to sell Shares of Common Stock (the "Shares") at a price of $10.00 per Share pursuant to a prospectus under Rule 429 (the "Revised Prospectus"), revising the prospectus previously provided to me dated December 12, 2001. The undersigned hereby tenders this subscription for the purchase of the number of Shares set forth below to Chestatee Bancshares, Inc., 6639 Highway 53 East, Dawsonville, Georgia 30534 and has enclosed a check, bank draft or money order which represents the full subscription price, payable to "Sun Trust Bank, N. A. as Escrow Agent for Chestatee Bancshares, Inc." All subscription payments will be promptly deposited in an escrow account at Sun Trust Bank, N. A., Atlanta, Georgia.

The undersigned acknowledges and agrees that:

1. The undersigned has received a copy of the Company's Revised Prospectus. The undersigned has read and considered the Revised Prospectus and by executing this subscription, the undersigned acknowledges and agrees to all the terms and conditions of the offering as described in the Revised Prospectus, waives any right of rescission in connection with the earlier tender of funds under the December 12, 2001 prospectus, and agrees to all the terms and conditions of this subscription. The subscriber by executing this subscription is not waiving any rights available under applicable federal or state securities laws.

2. A subscription is not binding until accepted by the Company. The Company reserves the right to accept a subscription, in whole or in part, in its sole discretion. The Company shall notify the subscriber by mail of its acceptance or rejection of the subscription, in whole or in part, subject to the terms and conditions of the offering. The Company will pay subscribers interest on collected funds as soon as possible following acceptance of subscriptions, but not more than 30 days after such acceptance. Rejected subscriptions will be returned to subscribers by mail in full with interest on collected funds as soon as possible, but in no event later than 30 days after such rejection.

3. The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as individual owner, tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this subscription. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

IN WITNESS WHEREOF, the undersigned has executed this subscription on the date set forth below and has returned the subscription, with the full subscription price for the Shares, to the Company.


Date:  _______________  , 2002
                                            ------------------------------
                                            Signature of Subscriber
Number of Shares Subscribed
         for(at $____ per Share) ______
                                            ------------------------------
                                            Signature of Subscriber

Total Subscription Price  $ ______
                                            ------------------------------
                                            Print Name(s) in which Shares
                                            are to be Registered
Home Address of Subscriber:


Street Address                              Social Security/Taxpayer
                                            Identification Number


City/State/Zip Code                         Telephone Number

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number of Taxpayer Identification number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.



-------------------------                      --------------------------------
Date                                           Signature(s)




Area Code and Telephone No.                    _________________________________
                                               Please indicate the form of
                                               ownership desired for the shares
                                               (individual, joint tenants with
                                               right of survivorship, tenants in
                                               common, trust, corporation,
                                               partnership, custodian, etc.)

---------------------------------
Social Security Number or Federal
Taxpayer Identification Number

                                TABLE OF CONTENTS

Prospectus Summary.............................................................2
The Company, The Bank and Other Subsidiaries...................................2
The Offering...................................................................2
Summary Financial Data.........................................................3
Cautionary Notice Regarding Forward-Looking Statements.........................3
Risk Factors...................................................................4
The Offering...................................................................8
Market for Our Common Equity and Related Shareholder Matters...................9
Selected Consolidated Financial Data and Statistical Information..............12
Management's Discussion and Analysis of Financial Condition and Results of
Operations....................................................................22
Our Business..................................................................35
Management....................................................................47
Compensation of Executive Officers............................................50
Certain Transactions..........................................................51
Security Ownership of Certain Beneficial Owners and Management................52
Description of Capital Stock..................................................54
Legal Matters.................................................................54
Experts  .....................................................................54
Where You Can Find Additional Information.....................................54
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities...................................................................55
Index to Consolidated Financial Statements ...................................56

Subscription Agreement................................................Appendix A
Substitute W-9........................................................Appendix B

     You may rely only on the information contained in this prospectus. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy the securities in any state where our offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover but the information may change in the future.

                                    CHESTATEE
                                BANCSHARES, INC.







                                   PROSPECTUS







                                February 4, 2002

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         In accordance with the Georgia Business Corporation Code of the State of Georgia, Article VI of Chestatee Bancshares, Inc. (the "Corporation") Articles of Incorporation provide as follows:

                                    ARTICLE 7

                  The Directors of the Corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the Corporation and its shareholders. All liability of directors to the Corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. ss.14-2-202(b)(4). The elimination of personal liability shall not be applied to:

          (a) Any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
          (b) Acts or omissions which involve intentional misconduct or knowing violation of the law;
          (c) Any transaction from which the director receives an improper personal benefit; (d) Any type of liability set forth in O.C.G.A.ss.14-2-832.

Article Nine of the Corporation's Bylaws provides as follows:

                                  ARTICLE NINE

         Indemnification

     9.1 Indemnification. Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for any reasonable expense actually incurred in connection with any threatened, pending or completed action, suit or proceeding (including settlements thereof and appeals therefrom), whether civil, criminal, administrative or investigative, to which he shall be made a party or prospective party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Corporation, or that he is or was serving, at the request of the Corporation, as a director, trustee, officer, employee, or agent of another firm, corporation, trust or other organization or enterprise. Provided, however, that (a) such person shall be entitled to indemnification only upon a resolution of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding, finding that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, in addition, with respect to any criminal action, suit or proceeding, that such person did not have reasonable cause to believe that his conduct was unlawful; (b) no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Corporation, or to such other firm, corporation, trust, organization or enterprise; and (c) no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the Corporation, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

     9.2 Payment of Expenses in Advance. Expenses incurred in defending any action, suit, or proceeding referred to above may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided above.

     9.3 Insurance. The Corporation, upon the affirmative vote of a majority of its Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, trustee, officer, employee or agent of another firm, corporation, trust or other organization or enterprise, against liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing provisions of these By-Laws.

     9.4 Rights Not Exclusive. The foregoing rights of indemnification or reimbursement shall not be exclusive of other rights to which the persons referred to above, or their heirs, executors, or administrators, may be entitled as a matter of law, and the Corporation may indemnify such persons to the extent permitted by the Georgia Business Corporation Code, as such laws may be amended from time to time, and any other applicable laws.


Item 25. Other Expenses of Issuance and Distribution.

                  SEC registration fee
                  ...................................................... $ 2,500
                  Legal fees
                  *.....................................................  22,000
                  Accounting fees and expenses *........................   5,000
                  Printing expenses *...................................   4,500
                  Blue Sky expenses *...................................   1,000

                           Total
                  *..................................................... $35,000


                  *        Estimated


Item 26. Recent Sales of Unregistered Securities.

                  None.

Item 27. Exhibits.

         The exhibits filed as part of this registration statement are as follows:

Exhibit Number    Description of Exhibit

      2.1         Plan of Reorganization (1)
      3.1         Articles of Incorporation of Chestatee Bancshares, Inc. (2)
      3.2         Bylaws of Chestatee Bancshares, Inc. (2)
      5.1         Opinion of Schreeder, Wheeler & Flint, LLP
     10.1 Lease Agreement between Ingles Markets, Inc. and Chestatee State Bank, dated April 16, 1998 (4)
     10.2 Data Processing Contract between Chestatee State Bank and its successors, dated January 20, 1998 (4)
     10.3 International Services Agreement between Chestatee State Bank and The Bankers Bank, dated April, 27, 1998 (4)
     10.4 Amended and Restated Employment Agreement dated September 17, 2001 between J. Philip Hester,
                  Sr. and Chestatee Bancshares and Chestatee State Bank (4)
     10.5 Lease Agreement between BDR Properties, LLC and Chestatee State Bank, dated November 1, 2000 (2)
     10.6         2000 Non-Employee Stock Option Plan (4)
     10.7         2000 Employee Stock Option Plan (4)
     10.8         Form of Non-Employee Stock Option Agreement (4)
     10.9         Employee Stock Option Agreement between J.Philip Hester, Sr.
                  and Chestatee Bancshares and
                  Chestatee State Bank(4)

    10.10         Escrow Agreement between SunTrust Bank and Chestatee
                  Bancshares, Inc. (5)
       11         Statement re: Computation of Per Share Earnings(5)

       21         Subsidiaries of the Registrant(3)
     23.1         Consent of Independent Auditors

     23.2         Consent of Schreeder, Wheeler & Flint, LLP (included in
                  Exhibit 5.1)
       24 Power of Attorney dated February 4, 2002 executed by officers and a majority of directors of Chestatee Bancshares, Inc. (5)


(1)      Incorporated by reference to the Company's Form 8K-12G3 filed April 10,
         2000.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed March 29, 2000.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed May 14, 2001.
(4) Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the SEC on October 16,

         2001.
(5)      Previously filed exhibit.


(1)      Incorporated by reference to the Company's Form 8K-12G3 filed
         April 10, 2000.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed March 29, 2000.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed May 14, 2001.
(4) Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the SEC on October 16, 2001.

Item 28. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Corporation will:

(1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Corporation under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on February 4, 2002.


CHESTATEE BANCSHARES, INC.


By:  /s/ J. Philip Hester, Sr.                   By: /s/ Robert W. Coile
     --------------------------------------      -------------------------------

     J. Philip Hester, Sr.                       Robert W. Coile
     President and Chief Executive Officer       Chief Financial Officer
     Duly Authorized Representative              Duly Authorized Representative

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the followings persons in the capacities indicated as of February 4, 2002.


/s/ J. Philip Hester, Sr.
-----------------------------------------------------
J. Philip Hester, Sr., Chief Executive Officer,
President, Director (principal executive officer)
February 4, 2002


/s/ Ralph Millard Bowen
-----------------------------
Ralph Millard Bowen, Director
February 4, 2002


/s/ Marcus C. Byrd, Jr.
-----------------------------
Marcus C. Byrd, Jr., Director
February 4, 2002


/s/ Glennon C. Grogan
---------------------------
Glennon C. Grogan, Director
February 4, 2002


/s/ James H. Grogan
---------------------------------------
James H. Grogan, Secretary and Director
February 4, 2002


/s/ Robert W. Coile
----------------------------------------
Robert W. Coile, Chief Financial Officer
(principal accounting officer)
February 4, 2002


Andrew M. Head, Director
February 4, 2002



/s/ Bruce T. Howard
--------------------------
Bruce T. Howard, Director
February 4, 2002


/s/ David E. Johnson
--------------------------
David E. Johnson, Director
February 4, 2002


/s/ William A. McRae
---------------------------
William A. McRae, Director
February 4, 2002


/s/ Kim Mills
-------------------
Kim Mills, Director
February 4, 2002


/s/ James W. Walden
-------------------------
James W. Walden, Director
February 4, 2002


/s/ Russell M. Wallace
-----------------------------------------
Russell M. Wallace, Chairman of the Board
February 4, 2002